UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IXIA
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

IXIA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

July 18, 2014

The Annual Meeting of the Shareholders of Ixia, a California corporation (the “Company” or “Ixia”), will be held Friday, July 18, 2014, at 9:00 a.m., local time, at the Homewood Suites by Hilton, located at 28901 Canwood Street, Agoura Hills, California 91301. The purposes of the Annual Meeting are:

1. To elect four directors for a one-year term. The names of the nominees intended to be presented for election are: Laurent Asscher, Jonathan Fram, Errol Ginsberg and Gail Hamilton.

2. To approve an advisory resolution on executive compensation.

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The record date for our Annual Meeting is June 12, 2014. Only record holders of the Company’s Common Stock (“Common Stock”) at the close of business on June 12, 2014 are entitled to receive notice of and to vote at the Annual Meeting.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us, and we therefore encourage you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote over the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing your proxy card in the enclosed postage-prepaid envelope. Voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Ronald W. Buckly
Corporate Secretary

Calabasas, California

June 23, 2014

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TO US PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.

*        *        *         *        *

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE

HELD ON JULY 18, 2014

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT:

www.ixiacom.com/proxy

INFORMATION ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT ON FORM 10-K.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EXHIBITS, WILL ALSO BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO IXIA, ATTENTION BRENT NOVAK, ACTING CHIEF FINANCIAL OFFICER, IXIA, 26601 W. AGOURA ROAD, CALABASAS, CA 91302 USA; TELEPHONE 818.871.1800.

IXIA

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Ixia (the “Board”) is furnishing you with this proxy statement to solicit proxies for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, July 18, 2014 at 9:00 a.m., local time, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Homewood Suites by Hilton, which is located at 28901 Canwood Street, Agoura Hills, California 91301.

These proxy materials were first sent on or about June 26, 2014 to shareholders entitled to vote at the Annual Meeting.

Only shareholders of record at the close of business on June 12, 2014, which is the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 76,980,959 shares of our Common Stock were issued and outstanding.

Voting and Solicitation

Methods of Voting. You may vote by mail, in person at the Annual Meeting, by telephone or over the Internet. If your shares are held in the name of your broker or other nominee (your record holder), you are considered the beneficial owner of shares held in street name, and you should receive instructions from your brokerage firm, bank or other nominee that must be followed in order for the record holder to vote your shares per your instructions. Brokerage firms, banks and other nominees typically have a process for their beneficial holders to provide voting instructions via the Internet or by telephone.

Voting by Mail. If your shares are registered directly in your name, then you are the record holder of the shares. By signing the enclosed proxy card and returning it in the prepaid and addressed envelope enclosed with these proxy materials, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted even if you later find yourself unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:

•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending the Annual Meeting and voting in person.

Voting in Person at the Annual Meeting. If you are the record holder of your shares and you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If you beneficially own your shares and you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote by telephone, please follow the voting instructions that you receive from your brokerage firm, bank or other nominee. If you are a record holder and you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote over the Internet, please follow the voting instructions that you receive from your brokerage firm, bank or other nominee. If you are a record holder and you vote over the Internet, you do not need to complete and mail your proxy card.

Voting for Directors. In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.

Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are five directors to be elected at our Annual Meeting, you may allocate 500 “FOR” votes (five times 100) among as few or as many of the five nominees to be voted on at the Annual Meeting as you choose.

If you are a record holder and you sign your proxy card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee. If you are the beneficial holder of your shares and you do not provide your brokerage firm, bank or other nominee with instructions on how to vote your shares in the election of directors, then your shares will not be voted.

Voting on All Other Matters. Each share of our Common Stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation or our Bylaws, the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the Annual Meeting.

You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you are a record holder and you return a signed proxy card but fail to provide voting instructions on a proposal or to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal. If you are the beneficial holder of your shares and you fail to provide voting instructions on a proposal, then your shares will not be voted on the proposal unless it is deemed to be a routine matter as described below under “Effect of Broker Non-Votes.”

Effect of Abstentions. Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum.

In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST” the proposal. In addition, if a proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on a matter, abstentions will have the same effect as negative votes on the proposal because the abstentions represent shares that are entitled to vote but that are not voting in favor of the proposal. In the case of the election of directors, however, your abstention will have no effect on the outcome.

For example, assuming that the vote that is required is not a majority of the shares present or represented by proxy and entitled to vote, if 60% of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30% in favor, 15% against and 15% abstaining, then the proposal will be adopted. However, if 21% vote in favor, 19% vote against and 20% abstain, then the proposal will be defeated because 21% does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.

Effect of “Broker Non-Votes.” If you hold your shares at the account of a brokerage firm, bank or other nominee, your shares are held in street name. Shares that are held in street name are held in the name of the brokerage firm, bank or other nominee. Brokerage firms, banks and other nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares only on proposals that are deemed to be routine matters. Examples of routine matters include proposals to ratify the appointment of a company’s independent registered public accounting firm. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Examples of non-routine matters include the election of directors and advisory votes on executive compensation. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, then such action is referred to as a “broker non-vote.”

The cost of this solicitation will be borne by the Company. We have retained the services of Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $2,000 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place to that effect. Proxies may be solicited by our directors, officers and regular employees, without additional compensation or reimbursement by the Company.

Voting Confidentiality. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Deadline for Receipt of Shareholder Proposals for 2015 Annual Meeting of Shareholders

Requirements for Shareholder Proposals to be Considered for Inclusion in Ixia’s Proxy Materials. Proposals of shareholders of Ixia which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2015 (the “2015 Annual Meeting”) must be received by the Company no later than February 26, 2015 to be considered for inclusion in the Company’s proxy materials relating to that meeting and must be submitted in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. It is recommended that shareholders submitting such proposals direct them to the Corporate Secretary of the Company at our principal executive offices by sending them by certified mail, return receipt requested, in order to ensure timely delivery.

Other Shareholder Proposals. In addition, shareholder proposals that are not intended for inclusion in our proxy materials may be brought before the 2015 Annual Meeting if the Company receives advance notice in accordance with the requirements set forth in our Bylaws. Any such notice must be received by the Corporate Secretary of the Company no later than on April 19, 2015 to be considered timely for the 2015 Annual Meeting; provided, however, that if the date of the 2015 Annual Meeting is more than 30 days before or after the anniversary date of the 2014 Annual Meeting, we must receive written notice of such matters not later than the close of business on the 10th day following the day on which notice of the date of the 2015 Annual Meeting is mailed to shareholders or otherwise publicly disclosed. Proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2015 Annual Meeting, unless we receive written notice of such matters by the applicable deadline.

No shareholder proposals were received with respect to the 2014 Annual Meeting scheduled for July 18, 2014.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws provide for Ixia’s Board of Directors to consist of four to seven directors. The number of authorized directors is currently set at four. A board comprising four directors will therefore be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our four nominees named below. All of the nominees currently serve as directors of Ixia and were previously elected by our shareholders at their annual meeting held in June 2013.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this proxy statement as possible and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any of our four nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our shareholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

Nominees

The names of our nominees, and certain information about them as of April 1, 2014, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Errol Ginsberg	58	Chairman of the Board, Acting Chief Executive Officer and Chief Innovation Officer	1997
Laurent Asscher	44	Director	2008
Jonathan Fram	57	Director	2005
Gail Hamilton	64	Director	2005

Mr. Ginsberg served as the Company’s President from May 1997 until September 2007 and held the additional position of Chief Executive Officer from September 2000 until March 2008 when he became our Chief Innovation Officer. He was appointed to the additional position of Acting Chief Executive Officer in October 2013. Mr. Ginsberg has been a director since May 1997 and became Chairman of the Board in January 2008.

Mr. Asscher has been a director since October 2008. Since February 2005, he has served as President and Chief Executive Officer of Airtek Capital Group, S.A., a private equity investment firm based in Brussels, Belgium. He currently serves on the boards of directors of several technology companies.

Mr. Fram has been a director of the Company since July 2005. Since October 2010, Mr. Fram has served as Chief Executive Officer of Nularis, a distributor of energy efficient lighting products. From March 2006 until July 2010, Mr. Fram served as a Managing Partner of Maveron III LLC, a venture capital firm, and from August 2007 until July 2010, he served as a Managing Partner of Maveron IV LLC, a venture capital firm. Mr. Fram served as a member of the Board of Directors of Marchex, Inc. until June 2009.

Ms. Hamilton has been a director of the Company since July 2005. Ms. Hamilton also serves as a member of the Board of Directors of Arrow Electronics, Inc., Open Text Corporation and Westmoreland Coal Company.

There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

The Board and the Nominating and Corporate Governance Committee believe that the background and experience of the Company’s Board members provide the Company with the perspectives and judgment needed to provide the necessary guidance and oversight of the Company’s business and strategies. The qualifications of the members of the Board include:

Errol Ginsberg

•	Executive, business and operational experience in technology companies, including as a founder, former President and Chief Executive Officer and current Chief Innovation Officer, Acting Chief Executive Officer and Chairman of the Board of Ixia

•	Outside board experience as a director of several privately held technology companies

•	Substantial telecommunications industry knowledge

Laurent Asscher

•	Investor and shareholder in several public and privately held technology companies, including Ixia

•	Outside board experience as a director in several privately held and public technology companies

•	Executive, business and operational experience as President and Chief Executive Officer of Airtek Capital Group, S.A.

Jonathan Fram

•	Executive, business and operational experience as Chief Executive Officer of Nularis

•	Private equity experience as a former managing partner of a venture capital fund and as an investor in start-up companies

•	Outside board experience as a former director of Marchex, Inc.

•	Former President of Net2Phone

•	Financial experience as a former securities analyst

Gail Hamilton

•	Executive, business and operational experience as a former senior executive of Symantec Corporation

•	Outside board experience as a director of public and privately held companies

•	Audit committee and compensation committee experience, including as Chair of Ixia’s Compensation Committee

•	Strategic planning and business development experience at public technology companies

Information Regarding our Board of Directors and its Committees

Our Board of Directors held a total of 12 meetings during 2013 and acted five times by unanimous written consent. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors, which sets forth the duties and responsibilities of the committee. A copy of each charter is available on our website at www.ixiacom.com.

The members of the committees currently are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Laurent Asscher	X	X
Jonathan Fram	Chair	X	Chair
Errol Ginsberg
Gail Hamilton	X	Chair	X

During 2013, each of our current directors attended at least 75% of the total of all Board meetings and meetings of Committees of which he or she was a member.

We strongly encourage our Board members to attend our annual meetings of shareholders. All of our current Board members attended our 2013 annual meeting either in person or telephonically.

Director Independence. Ixia’s directors meet the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (“SEC” or “Commission”). An “independent director” means a person other than an executive officer or employee of Ixia, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For a director to be considered independent and among other criteria, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Ixia within the last three years.

The Board considered relationships, transactions and/or arrangements between the Company and each of our directors and director nominees in determining whether he or she was independent. The Board has affirmatively determined that each current member of the Board, other than Mr. Ginsberg, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Ginsberg does not meet the independence standards because he is an executive officer and employee of Ixia.

The independent directors meet regularly in executive sessions without the presence of Mr. Ginsberg or other members of Ixia’s management in connection with regularly scheduled Board meetings and from time to time as they deem necessary or appropriate.

Board Leadership Structure. Although we have separated the positions of Chairman of the Board and Chief Executive Officer in the past, Errol Ginsberg serves as our Chairman of the Board and also currently serves as our Acting Chief Executive Officer (in addition to serving as our Chief Innovation Officer). When we appoint a permanent Chief Executive Officer, we intend to again separate the two positions. At that time, we will expect, consistent with our prior practice, that our Chief Executive Officer is responsible for the leadership, performance and strategic direction of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over Board meetings. Our Board determined that notwithstanding Mr. Ginsberg’s appointment as Acting Chief Executive Officer, it was appropriate for Mr. Ginsberg to continue serving as Chairman of the Board in order to facilitate a smooth operation of the Company while we are searching for a permanent Chief Executive Officer and because Mr. Ginsberg’s extensive knowledge and experience with the Company as a founder and executive officer will continue to be valuable in his role as Chairman.

The Board’s Role in Risk Oversight. As described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014, we are subject to a number of significant risks. Management is responsible for the day-to-day assessment, monitoring and management of these risks, while the Board of Directors, as a whole and through its several committees, has responsibility for the oversight of risk management. Our Board of Directors and its committees work with our senior management to manage the various risks we face. As a part of its oversight role, our Board periodically reviews and discusses, both with and without management present, the assessment and management of the risks that our Company faces and the importance and integral nature of risk management to the Company’s business strategy.

To facilitate its oversight of our Company, our Board has delegated certain functions (including the oversight of risks related to these functions) to various Board committees. Our Audit Committee generally evaluates the risks related to our financial reporting process and oversees our general risk management processes. Our Compensation Committee evaluates the risks presented by our compensation programs and takes into account these risks when making compensation decisions. Our Nominating and Corporate Governance Committee evaluates whether our Board has the requisite core competencies to respond to the risks that we face. The roles and responsibilities of these committees are discussed in more detail below. Although the Board has delegated certain functions to various committees, each of these committees periodically reports to and solicits input from the full Board regarding its activities.

Audit Committee. The Board has determined that each member of the Audit Committee (i.e., Messrs. Fram and Asscher and Ms. Hamilton) is independent under current Nasdaq listing standards and SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate for purposes of the Nasdaq listing standards, and that Mr. Fram qualifies as an audit committee financial expert within the meaning of applicable SEC regulations. During 2013, the Audit Committee met 24 times.

The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:

•	the integrity of our financial statements,

•	the qualifications and independence of our independent registered public accounting firm,

•	the performance of our independent registered public accounting firm,

•	the integrity of our systems of internal accounting and financial controls, and

•	our compliance with legal and regulatory requirements.

The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm. The Committee periodically meets privately, outside the presence of management, with our independent registered public accounting firm to discuss, among other matters, our internal accounting control policies and procedures. The Committee also reviews and approves in advance the services provided and fees charged by our independent registered public accounting firm.

As part of its oversight role with respect to our financial statements and the public disclosure of our financial results, our Audit Committee regularly reviews and discusses with our management the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, our quarterly earnings releases and the financial guidance we provide. Our Audit Committee also regularly meets in separate executive sessions with our principal executive officer, our principal financial officer, other members of our management team and certain key employees.

Compensation Committee. The Board has determined that each member of the Compensation Committee is independent under current Nasdaq listing standards. During 2013, the Compensation Committee met 13 times.

The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:

•	determines the compensation paid to our executive officers, including our Acting Chief Executive Officer,

•	approves our executive officer and employee bonus plans,

•	administers our Second Amended and Restated 2008 Equity Incentive Plan, including determining the persons to whom equity awards are granted and the terms of those awards, provided that our Board administers the Plan with respect to our non-employee directors, and

•	recommends to the Board the cash and equity incentive compensation paid to non-employee directors for Board and committee service.

The Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the Committee in carrying out its duties and responsibilities. Since November 2009, the Compensation Committee has retained Frederic W. Cook Co., Inc. as an independent compensation consultant to render advisory services with respect to the Company’s executive officer compensation program, including executive compensation matters for 2013. See “Compensation Discussion and Analysis” below.

The Company’s Chief Executive Officer participates in decisions and discussions of the Board and in discussions of the Compensation Committee and makes recommendations to the Board and to the Committee with respect to compensation matters generally and the compensation of executive officers other than himself. See “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under current Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during 2013. The Nominating and Corporate Governance Committee also from time to time met informally to review Board and committee composition and related matters.

The Nominating and Corporate Governance Committee is responsible for:

•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board,

•	advising the Board with respect to Board composition, procedures, committees and related matters, and

•	overseeing the review and evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants, but did not retain any such advisors or consultants during 2013.

The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings of shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our Company’s needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, including nominees recommended by the Company’s shareholders, the Nominating and Corporate Governance Committee considers factors that are in the best interests of our Company and our shareholders, including, among others:

•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors,

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board, and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.

The Nominating and Corporate Governance Committee believes that the Board should reflect a diversity of expertise, experiences, backgrounds and individuals. Our Board is composed of qualified individuals who possess a diverse mix of attributes and backgrounds that allows the Board to fulfill its responsibilities to the Company’s shareholders. Members of our Board have diverse educational and career backgrounds with broad experience in technology, finance, business and other areas of importance to the operations of the Company. We believe that our Board members have skills, experience and competencies that are relevant to our business, and that they are willing to devote the time and effort necessary to be effective directors.

If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302:

•	name of the candidate and a summary of the candidate’s background and qualifications,

•	contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected, and

•	a signed statement in which you give your current status as an Ixia shareholder and in which you indicate the number of shares of Ixia Common Stock that you beneficially own.

The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and Ixia’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Compensation of Directors

Director Compensation Paid for 2013

The following table shows compensation information for Ixia’s non-employee directors for 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Laurent Asscher	58,722	89,999	68,747	217,468
Jonathan Fram	82,995	89,999	68,747	241,741
Gail Hamilton	84,250	89,999	68,747	242,996
Jon F. Rager(3)	32,204	—	—	32,204

(1)	Only non-employee members of the Board are eligible to receive compensation for serving on the Board. Because Mr. Ginsberg in 2013 and Mr. Alston until October 2013 served concurrently as executive officers of the Company and as members of the Board, they did not receive any additional compensation as members of the Board. Information concerning the compensation paid to Messrs. Ginsberg and Alston as executive officers is set forth in the “Summary Compensation Table” below.
(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of the restricted stock units and the nonstatutory stock options granted to such directors upon their re-election to the Board at the 2013 Annual Meeting and are not necessarily indicative of the compensation that our directors will actually realize. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market (i.e., $16.86 per share). The grant date fair value of each option grant is estimated based on the fair value on the date of grant and using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014. As of December 31, 2013, each of our non-employee directors held RSUs covering 2,669 shares. As of that date, each of Messrs. Asscher and Fram held nonstatutory stock options to purchase a total of 33,000 shares, and Ms. Hamilton held nonstatutory stock options to purchase a total of 25,500 shares.
(3)	Mr. Rager retired as a member of the Board on June 19, 2013.

The table below sets forth the amounts we paid to our non-employee directors as quarterly retainers and meeting attendance fees in the first quarter of 2013:

Non-Employee Director Retainer and Meeting Attendance Fees for 2013 First Quarter

Retainers and Fees	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Quarterly Retainer (non-Chair)	$8,750		$2,500	$2,250	$1,250
Quarterly Retainer (Chair)	N/A	*	5,000	3,000	1,750
Meeting Attendance Fees	0		0	0	1,500

*	Mr. Ginsberg currently serves as Chairman of the Board, but he does not receive any retainer or meeting attendance fees because he is also an officer and employee of the Company.

Effective April 1, 2013, the Board made certain adjustments to the compensation payable to non-employee directors. The changes included the elimination of attendance fees for meetings of the Nominating and Corporate Governance Committee and the addition of quarterly retainers for members of the Nominating and Corporate Governance Committee. The table below sets forth the amounts that were paid to our non-employee directors commencing April 1, 2013 and that we currently pay to our non-employee directors as quarterly retainers:

Retainers and Fees	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Quarterly Retainer (non-Chair)	$12,500		$2,500	$2,500	$1,500
Quarterly Retainer (Chair)	0	*	6,250	6,250	3,000

*	Mr. Ginsberg currently serves as Chairman of the Board, but he does not receive any retainer or other compensation as Chairman of the Board because he is also an officer and employee of the Company.

No attendance fees are payable to Board or Committee members for attending a Committee meeting. Mr. Ginsberg does not receive any cash, equity or other compensation for serving as a member of the Board because is an officer and employee of the Company and, as a result, is not eligible to receive any compensation as a Board member.

The total amount of cash compensation paid to all non-employee directors for 2013 was $258,171. We also reimburse all directors for reasonable expenses incurred in connection with attending Board and Committee meetings.

Our non-employee directors are eligible to be awarded equity incentives under our Second Amended and Restated 2008 Equity Incentive Plan. Following the 2013 Annual Meeting, the Board awarded each non-employee director who was re-elected at the 2013 Annual Meeting 5,338 restricted stock units and 13,000 nonstatutory stock options. The restricted stock units vest and the shares covered thereby are automatically issued in four equal quarterly installments over one year as long as the director remains a member of the Board. The nonstatutory stock options have an exercise price per share of $16.86, vest and become exercisable in four equal quarterly installments as long as the director remains a member of the Board, and have a term of seven years. The Board will consider and is expected to approve the award of additional equity incentives to its non-employee directors at the Board meeting scheduled to be held following the Annual Meeting.

Stock Ownership Guidelines

In March 2011, the Board adopted stock ownership guidelines to more closely align the interests of our directors with those of our shareholders. The guidelines require each non-employee director to acquire and hold shares of Ixia Common Stock having a value not less than five times the value of his or her annual Board retainer (i.e., five times $50,000, or $250,000). The Company does not currently have any equity ownership requirements for its executive officers or employee directors. As of March 1, 2014, all of our directors, including both our non-employee directors and employee directors, met the stock ownership guidelines. There is no requirement that a director, officer or any employee hold any shares acquired upon the exercise of a stock option or issued upon the vesting of a restricted stock unit for any specified period of time following such exercise or vesting.

Shareholder Communications with the Board of Directors

We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its Committees or one or more of its individual directors, may do so by sending a letter addressed to the Ixia Board of Directors, the particular Committee or the individual director(s), c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the Committee or the individual Board member(s) specifically addressed in the communication.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

All members of the Audit Committee are independent directors under current Nasdaq listing standards and SEC rules and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a charter, a copy of which is available on our website at www.ixiacom.com.

The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Our management has the primary responsibility for Ixia’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of our internal control over financial reporting. Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements and financial reporting and control processes and procedures, including our system of internal control over financial reporting and our disclosure controls and procedures. Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2013, was responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In addition, Deloitte & Touche LLP was responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of our oversight function, we have reviewed and discussed the Company’s audited consolidated financial statements with the Company’s management and Deloitte & Touche LLP. We discussed with our management and with Deloitte & Touche LLP their judgments as to both the quality and the acceptability of our accounting principles, the reasonableness of significant judgments reflected in the consolidated financial statements and the clarity of the disclosures in such financial statements. During 2013, we continued to monitor the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of our internal control over financial reporting. As part of our oversight responsibilities, we met periodically with Deloitte & Touche LLP, separately and with management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of its financial reporting process.

In October 2013, in connection with the resignation of the Company’s former President and Chief Executive Officer and with the assistance of independent counsel and an advisory firm with forensic accounting expertise, we commenced an internal investigation that included performing procedures to assess the Company’s recording of financial transactions and the corresponding impact on the Company’s financial reporting. Following the completion of the investigation in February 2014, we oversaw and monitored (i) the Company’s quantification and evaluation of certain errors in the Company’s revenue recognition practices that had been identified in the investigation and in the Company’s own internal accounting review and (ii) the resulting restatement of the Company’s previously issued financial statements for the quarter ended March 31, 2013 and the three and six months ended June 30, 2013, which restatement also addressed (a) the income tax effects of such errors, (b) certain other income tax items and (c) for the quarter ended June 30, 2013, stock-based compensation expense related to certain performance-based equity incentive awards and related income tax effects.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, and other matters that are required to be discussed by an independent registered public accounting firm with an audit committee under the standards of the Public Company Accounting Oversight Board. We have also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP with the Audit Committee concerning independence, and we have discussed with Deloitte & Touche LLP its independence from Ixia.

Our management and Deloitte & Touche LLP have more resources and time, and more detailed knowledge and information regarding our accounting, auditing, internal controls and financial reporting practices, than we do. We rely without independent verification on the information provided to us and on the representations made by our management and by Deloitte & Touche LLP. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in conformity with generally accepted accounting principles, or that Deloitte & Touche LLP is in fact “independent.”

Based upon the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our Charter, we recommended to the Board of Directors that Ixia’s audited consolidated financial statements be included in Ixia’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014.

AUDIT COMMITTEE

Jonathan Fram, Chairman
Laurent Asscher
Gail Hamilton

COMMON STOCK OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table summarizes information regarding beneficial ownership of our Common Stock as of March 1, 2014 by: (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors, (c) each of our current or former executive officers named in the Summary Compensation Table below, and (d) all of our current executive officers and directors as a group. Unless otherwise indicated below, each beneficial owner named in the table may be reached c/o Ixia, 26601 West Agoura Road, Calabasas, California 91302.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Laurent Asscher	13,206,293	(2)	17.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,646,524	(3)	7.3%

Errol Ginsberg	5,022,853	(4)	6.5%

FMR, LLC 245 Summer Street, Boston, Massachusetts 02210	4,938,697	(5)	6.4%

Addington Hills Ltd. Bayside Executive Park, Building No. 1 West Bay Street, P.O. Box SP63131 Nassau, Bahamas	4,575,515	(6)	5.9%

Ronald W. Buckly	836,792	(7)	1.1%

Thomas B. Miller	315,047	(8)	*

Alan Grahame	221,877	(9)	*

Victor Alston	142,757	(10)	*

Raymond de Graaf	109,544	(11)	*

Jonathan Fram	63,687	(12)	*

Gail Hamilton	53,687	(13)	*

Executive officers and directors as a group (11 persons)	19,848,341	(14)	27.1%

*	Less than one percent.
(1)	Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	Based on an Amendment No. 1 to Schedule 13D filed with the SEC on April 12, 2011, wherein Katelia Capital Group Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustees of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that, as of April 7, 2011, they shared voting and dispositive power as to 13,108,000 of such shares. Also includes 28,301 shares owned by Mr. Asscher as to which he has sole voting and dispositive power and 29,750 shares subject to options held by Mr. Asscher which are exercisable or become exercisable within 60 days after March 1, 2014. Mr. Asscher is a director of the Company. The address of Katelia Capital is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
(3)	Based on an Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2014, wherein BlackRock, Inc., on behalf of itself and its affiliated companies, reported that, as of December 31, 2013, it had sole dispositive power as to all such shares, and sole voting power as to 5,510,318 of such shares.
(4)	Includes 4,292,486 shares held by the Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson (Mr. Ginsberg’s spouse) are trustees and as to which shares they share voting and investment power. Also includes 356,809 shares subject to options held by Mr. Ginsberg which are exercisable or become exercisable within 60 days after March 1, 2014.
(5)

Based on a Schedule 13G filed with the SEC on February 14, 2014, wherein FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”), on behalf of themselves and their affiliates, reported that, as of December 31, 2013, FMR and Johnson had sole dispositive power as to all such shares. FMR reported sole voting power as to 545,297 of such shares and Johnson reported no voting power over any such shares. According to the Schedule 13G, FMR is a holding company for Fidelity Management & Research Company, a registered investment advisor, and its shares are held directly and through certain direct and indirect wholly owned subsidiaries.
(6)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2014, wherein Addington Hills Ltd. (“Addington”), as the record owner of the shares, The Tango Trust, as the beneficial owner of the equity interest in Addington, and Rhone Trustees (Bahamas) Ltd., as trustees of The Tango Trust, reported that as of December 31, 2013, they shared voting and dispositive power as to 4,575,515 shares.
(7)	Includes (i) 4,800 shares held by two children of Mr. Buckly (2,400 shares held by each of the two children); (ii) 337,734 shares subject to options held by Mr. Buckly which are exercisable or become exercisable within 60 days after March 1, 2014; and (iii) 200,000 shares held by a limited liability company for the benefit of Mr. Buckly’s two children. Mr. Buckly serves as the manager of the limited liability company.
(8)	Includes 212,936 shares subject to options held by Mr. Miller which are exercisable or become exercisable within 60 days after March 1, 2014.
(9)	Includes 190,361 shares subject to options held by Mr. Grahame which are exercisable or become exercisable within 60 days after March 1, 2014.
(10)	As of March 1, 2014, Mr. Alston did not hold any options which were exercisable or become exercisable within 60 days after March 1, 2014.
(11)	Includes 103,467 shares subject to options held by Mr. de Graaf which are exercisable or become exercisable within 60 days after March 1, 2014.
(12)	Includes 29,750 shares subject to options held by Mr. Fram which are exercisable or become exercisable within 60 days after March 1, 2014.
(13)	Includes 22,250 shares subject to options held by Ms. Hamilton which are exercisable or become exercisable within 60 days after March 1, 2014.
(14)	The information is given with respect to the holdings, as of March 1, 2014, of the executive officers and directors serving as of the date of this proxy statement. This includes 1,346,048 shares subject to options held by our current executive officers and directors as a group, which options are exercisable or become exercisable within 60 days after March 1, 2014.

EXECUTIVE OFFICERS

Our executive officers and certain information about them as of April 1, 2014 are described below:

Name	Age	Position(s)
Errol Ginsberg	58	Chairman of the Board, Acting Chief Executive Officer and Chief Innovation Officer
Alexander Pepe	51	Chief Operating Officer
Brent Novak	42	Acting Chief Financial Officer and Vice President, Finance
Ronald W. Buckly	62	Senior Vice President, Corporate Affairs and General Counsel
Alan Grahame	61	Senior Vice President, Worldwide Sales
Walker H. Colston, II	53	Vice President, Support
Raymond de Graaf	47	Vice President, Operations
Christopher L. Williams	53	Vice President, Human Resources

The Board appoints our executive officers, who then serve at the discretion of the Board. For information concerning Mr. Ginsberg, see “Election of Directors - Nominees” above.

Mr. Pepe joined the Company in June 2012 through the Company’s acquisition of Anue Systems, Inc. (“Anue Systems”). Following the acquisition, Mr. Pepe served as Senior Vice President and General Manager of Anue Systems from June 2012 until August 2013, at which time he was appointed as the Company’s Senior Vice President, Strategy. He served in that position until he was appointed as the Company’s Chief Operating Officer in October 2013. Mr. Pepe served as President and Chief Operating Officer of Anue Systems from September 2011 until February 2012, at which time he was appointed President and Chief Executive Officer of Anue Systems until its June 2012 acquisition by Ixia. Prior to joining Anue Systems, Mr. Pepe was the President of AIP Consulting LLC, a business consulting firm from April 2011 until September 2011. From February 2005 until April 2011, Mr. Pepe served as a senior vice president of Freescale Semiconductor, a manufacturer of microcontrollers, microprocessors and semiconductors, where he led global operations and was responsible for manufacturing, procurement, and supply chain systems.

Mr. Novak joined the Company as Senior Director, Finance in April 2004. Mr. Novak served in that position until August 2006, at which time he became Vice President, Finance. Mr. Novak was appointed to the additional position of Acting Chief Financial Officer in March 2014.

Mr. Buckly joined the Company as Senior Vice President, Corporate Affairs and General Counsel in April 2007. He has also served as the Company’s Corporate Secretary since its formation in May 1997.

Mr. Grahame joined the Company as Senior Vice President, Worldwide Sales in November 2007.

Mr. Colston joined the Company as Senior Director, Engineering Operations in June 2003. He served as Vice President, Engineering Operations from June 2004 until November 2010 and was appointed an executive officer in that position in June 2006. Mr. Colston served as Vice President, Global Customer Delight from November 2010 until June 2013, when he assumed his present position as Vice President, Support.

Mr. de Graaf joined the Company as Vice President, Operations in January 2008.

Mr. Williams joined the Company as Vice President, Human Resources in August 2008.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles and objectives of our executive compensation program and contains a discussion and analysis of the compensation, both cash and equity, paid to our executive officers, including the compensation paid to our Acting CEO, our former President and Chief Executive Officer, our former Chief Financial Officer and the three other most highly paid executive officers of the Company in 2013 (collectively, the “named executive officers”). For 2013 and as identified in the Summary Compensation Table included below in this proxy statement, our named executive officers were Errol Ginsberg, our Chief Innovation Officer and Acting Chief Executive Officer (our “Acting CEO”); Victor Alston, our former President and Chief Executive Officer (our “Former CEO”); Thomas Miller, our former Chief Financial Officer; Alan Grahame, our Senior Vice President, Worldwide Sales; Ronald W. Buckly, our Senior Vice President, Corporate Affairs and General Counsel; and Raymond de Graaf, our Vice President, Operations. References below to “Chief Executive Officer” include our Acting CEO and other persons serving in that position, including our Former CEO.

Fiscal 2013 Highlights

Ixia delivered a solid financial performance in 2013 with strong revenue growth. In 2013, Ixia successfully executed its strategy of growing its core business and expanded its addressable market, product portfolio and customer base through its acquisition of Net Optics, Inc. (“Net Optics”) in December 2013 and its continued leveraging of the businesses of Anue Systems, Inc. (“Anue”) and BreakingPoint Systems, Inc. (“BreakingPoint”), which Ixia acquired in June 2012 and August 2012, respectively. Ixia also continued to grow its international market presence, customer base and operations, while maintaining discipline over its operating expenses.

Ixia’s fiscal 2013 revenue grew to a record $467.3 million (including an aggregate of $4.8 million of post-acquisition revenue from Net Optics), representing an increase of 13.0% over fiscal 2012 revenue of $413.4 million. The Company recorded GAAP net income for fiscal 2013 of $11.9 million, or $0.15 per diluted share. The Company generated $86.5 million in cash flow from operations in 2013 (compared to $80.3 million in cash flow from operations in 2012) and ended the year with approximately $85.7 million in cash, cash equivalents and investments.

Ixia delivered its 2013 financial performance during a year in which we also experienced an unplanned leadership transition when our Former CEO, Victor Alston, resigned and Errol Ginsberg, our Chief Innovation Officer and Chairman of our Board, and one of the founders of our Company, was appointed as our Acting CEO. Mr. Ginsberg became the third person to serve as our Chief Executive Officer in three years and, for 2013, was compensated both as our Chief Innovation Officer and, upon his October 2013 appointment as Acting CEO, for his service in that position. That compensation included the grant of equity incentive awards upon his appointment as Acting CEO. Mr. Alston was appointed as our Chief Executive Officer in 2012 and, accordingly, during 2012 was granted a larger one-time equity promotion award as compared to a typical grant under the ongoing compensation programs to persons serving as Chief Executive Officer. We note that our severance compensation practices are market-based, and that Mr. Alston was not eligible to receive severance compensation or benefits under the circumstances of his resignation. As a result, the equity incentive awards granted to him in connection with his 2012 appointment as CEO or previously as an executive officer did not provide for accelerated vesting upon his resignation. Consequently, the majority of Mr. Alston’s CEO promotion award and the unvested portions of his other equity awards were forfeited.

2013 Executive Summary

The Company set the 2013 target total direct compensation levels for the Company’s named executive officers after considering how they compared to the compensation levels of executive officers at our peer group of companies and in light of the amount of performance-based contingent compensation requiring high levels of performance by the Company.

The Company increased base salaries of our named executive officers in 2013 by percentages ranging from 3.5% to 11.1% of 2012 salary in order to better align such salaries with the median salary levels at our peer group of companies, the composition of which was revised in late 2012 to align with our growth and following acquisition activity in the peer group.

In establishing compensation programs for the named executive officers, the Company continues to set challenging Company performance goals that require significant year-over-year growth in Company financial performance. This requirement for strong future performance to earn incentive compensation was a key factor in setting 2013 compensation opportunities, as failing to achieve the incentive goals results in bonuses not being paid and approximately 50% of equity awards being forfeited. The Company’s 2013 Senior Officer Bonus Plan was designed to reward named executive officers based on the extent to which the Company achieved challenging Company financial performance goals and, for named executive officers other than Messrs. Ginsberg and Alston, meaningful individual objectives. The Committee established performance thresholds and targets to reflect the Company’s strategic plan and to require financial growth in revenue and adjusted operating income that was above the 75th percentile compared to the historical performance at the Company’s peer group of companies at such time. In addition, in order to earn any bonuses based on either the Company’s financial performance or on individual performance, a threshold level of operating income (as defined in the Company’s bonus plan) was required to be achieved. This threshold, at which minimum bonuses could be earned, was set so that it would be equal to the amount of actual operating income in 2012 (i.e., 2013 operating income had to be at least equal to 2012 operating income for bonuses to be earned under the plan). In granting performance-based RSUs in the first quarter of 2013, the Committee set similarly challenging performance goals that were 72% higher than the goals established by the Company in awarding performance-based equity incentives in 2012. The performance period for the 2013 performance-based RSU grants is two years, so it is not yet known how much of the performance equity award, which was more than 50% of the 2013 ongoing grant value for most named executive officers, has been earned. The Company pays according to the formula earn out to ensure its philosophy of demanding high performance goals, and adjusting delivered actual compensation based on performance, remains intact.

Consistent with our pay for performance philosophy, in making grants to our executive officers in the first quarter of 2013, the Company increased the performance-based element of long-term equity incentive awards, which awards consisted of performance-based restricted stock units (“RSUs”), to more than 50% of the grants made in 2013 (the remaining equity consisted of time-based nonstatutory stock options (“NSOs”) and time-based RSUs). The performance goal for the performance-based equity grants was set as a multi-year combined two-year adjusted operating income per weighted average share outstanding, which is the same type of measure that Ixia had used in the past for similar awards. The 2013 performance level at which target awards could be earned, however, was set considerably higher (72% higher) than the 2012 level. Based on peer data provided by the Committee’s compensation consultant, the mix of our 2013 equity awards was more performance-oriented than typical programs at our peer group of companies.

The Company keeps its pay for performance commitments and did not change the 2013 goals after they had been established. Compensation actually earned by the named executive officers for 2013 demonstrates the effect of our pay for performance philosophy on compensation. For example:

•	The Company achieved 53% and 0% of the target 2013 revenue and operating income goals, respectively, for purposes of the Company’s 2013 Senior Officer Bonus Plan, and the named executive officers who were eligible to receive bonuses earned approximately 38% of their target bonuses. This was consistent with actual performance for the year under the pre-established formula, and actual payment was made in accordance with the formula. This funding outcome for the bonuses was below target and was based on the Company’s performance against challenging 2013 goals that had been set using an annual growth rate that was above the 75th percentile as compared to the Company’s peer group.

•	We did not achieve the minimum threshold level of Company financial performance under the annual bonus plan (i.e., our 2013 Senior Officer Bonus Plan) that could have entitled our named executive officers to receive bonuses under the supplemental 2012-2013 Executive Officer Integration Bonus Plan that was established in 2012. Accordingly, our named executive officers did not earn and were not paid any bonuses for 2013 under the 2012-2013 Executive Officer Integration Bonus Plan. There currently is no supplemental bonus plan for 2014 or any subsequent year.

•	The potential realizable value from the long-term equity incentive grants made to our named executive officers in the first quarter of 2013 and from past years decreased significantly by the end of 2013 due to the 2013 decline in the Company’s stock price. This is because so much of the compensation program is focused on equity value to align the interests of our named executive officers with the interest of our shareholders. Similarly, while the 2012-2013 performance-based equity awards were earned by the named executive officers at their target levels, the realizable value of the underlying NSOs and RSUs reflected the Company’s stock price. This adjustment of equity compensation wealth as a result of a reduction in stock price is part of the ongoing compensation philosophy centered around paying for performance.

The Company’s 2013 total shareholder return was 2.5%, and its three-year average of total shareholder return was 6.0%. As discussed below, the Committee believes that, as a result of the Committee’s emphasis on longer term equity compensation over cash compensation (i.e., salary and bonus), the 2013 compensation of the Company’s named executive officers, as well as equity holdings from past awards, aligned itself automatically with a disappointing total shareholder return.

During the past three years, the compensation of the Company’s Chief Executive Officer has been reported at levels that were above the median for our peer group. The positioning at that level, however, is largely due to the fact that three different individuals have served as our Chief Executive Officer during the three-year period, which has resulted in atypical compensation decisions. The compensation disclosed for our former President and Chief Executive Officer, Atul Bhatnagar, for each of 2011 and 2012, and the compensation disclosed for Mr. Alston, for each of 2012 and 2013, includes the grant date value of long-term equity incentive awards. Mr. Alston’s award for 2012 also includes a one-time promotion grant amount that inflates the historical value of his compensation. For both Mr. Bhatnagar and Mr. Alston, the equity values reported to have been earned by them in recent years were not fully realized. Following each officer’s termination of employment, his unearned awards were forfeited and, with the exception of the 12-month accelerated vesting benefit provided to Mr. Bhatnagar under the formulaic terms of the Company’s 2009 Officer Severance Plan, as amended (the “2009 Plan”), the officer’s other equity awards could not and did not vest. Mr. Bhatnagar’s 2012 compensation was further affected by his receipt of cash severance compensation under the 2009 Plan in connection with the termination of his employment. Mr. Alston, who resigned during 2013, was not provided with any severance or vesting acceleration upon termination of his employment. Mr. Ginsberg’s 2013 compensation included compensation for serving as both our Chief Innovation Officer and, beginning on October 24, 2013, as our Acting CEO.

Shareholder 2013 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2013, we held a non-binding advisory shareholder vote on the compensation of our named executive officers (commonly referred to as a say-on-pay vote). At that meeting, a substantial majority of our shareholders (i.e., holders of approximately 92.1% of our shares voting on the proposal at the meeting) approved the executive officer compensation programs described in our proxy statement for the 2013 annual meeting. The Compensation Committee viewed this result as an affirmation of the Committee’s approach to executive compensation and decided that it was not necessary to implement significant changes to our compensation programs as a result of the shareholder advisory vote. Even after considering the results of the advisory vote, the Committee nonetheless determined to increase the percentage of equity compensation subject to performance contingencies from 40% to 50% for most of the named executive officers. Aside from this change, the fundamental compensation program for 2013 was consistent with the programs in 2012 and 2011. The key differences were that new, higher goals were set under the cash and equity incentive plans.

Based on the voting results at our 2011 annual meeting of shareholders with respect to the frequency of shareholder votes on executive compensation, the Board decided that Ixia would hold an advisory vote on the compensation program for named executive officers at each annual meeting of shareholders. Shareholder votes on the frequency of shareholder votes on executive compensation are required to be held at least once every six years so we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Overview

Our Board of Directors (“Board”) has delegated to our Compensation Committee (“Committee” or “Compensation Committee”) the responsibility for determining, administering and overseeing the compensation program for our executive officers, including our compensation and benefit plans and practices. Under our Compensation Committee Charter, the Committee is responsible for approving the base salaries, bonus opportunities and other terms of each executive officer’s employment with the Company, approving and administering cash bonus plans, recommending to our Board the terms of our equity-based incentive plans and severance plans, and administering our equity incentive plans and approving the equity incentive grants thereunder to our executive officers and other employees. The Committee periodically reports to our Board on executive officer compensation matters, and Board members and executive officers, including our Chief Executive Officer and other officers when appropriate, are invited from time to time to attend Committee meetings.

The members of our Compensation Committee currently are Ms. Hamilton (Chair), and Messrs. Asscher and Fram, all of whom qualify as independent directors under the listing standards of The NASDAQ Stock Market LLC and satisfy applicable standards of independence under federal securities and tax laws. Our Compensation Committee meets quarterly on a regular basis and calls additional meetings from time to time to perform its duties, such as granting equity awards. Our Committee consults with its independent compensation consultant, Frederic W. Cook Co., Inc. (“FWC”), and with our independent directors who are not on the Committee (if any), before setting the annual compensation for our executive officers.

Although our Chief Executive Officer also serves as a member of our Board, he does not participate in discussions or decisions of our Board or of the Committee regarding the setting of his compensation. The Committee periodically meets in executive session without any member of management present. During 2013, Mr. Alston, our Former CEO, prior to his October 2013 resignation, and Mr. Ginsberg thereafter, participated in decisions and discussions of the Board and in discussions of the Committee and made recommendations to the Board and to the Committee with respect to 2013 specific compensation amounts for executive officers other than himself.

The philosophy of our executive officer compensation program is to emphasize performance-based pay over fixed pay and to maintain the integrity of the pay-for-performance program through goal-setting that is challenging and compensation delivery that is consistent with achievement of pre-set goals and with stock price performance. The compensation program minimizes fixed cash in favor of performance-based equity compensation and does not result in compensation at the target levels disclosed if goals are not achieved and if there is not sufficient stock price appreciation for shareholders. The compensation program’s objectives are to:

•	provide competitive compensation to ensure our success in attracting, motivating and retaining highly qualified, experienced individuals to manage and lead our Company,

•	link our executives’ short-term cash incentives to the achievement of measurable Company financial performance goals and Company and individual objectives,

•	link our executives’ long-term incentives to our stock price performance and to the achievement of measurable Company financial performance goals,

•	align our executives’ interests with the long-term interests of our shareholders, and

•	reward our executives for creating shareholder value, including by improving our stock price performance.

Since November 2009, the Compensation Committee has retained FWC as an independent compensation consultant to render advisory services to the Committee with respect to the Company’s executive officer compensation program. Specifically, the Committee has retained FWC to annually conduct an independent review and assessment of the Company’s executive officer compensation program, advise the Committee regarding the competitiveness of our executive officer compensation program, provide industry and peer group compensation information for executive officers, and advise the Committee with respect to executive compensation practices, trends, regulatory matters and external market factors, as well as with respect to relative comparisons of peer company performance. FWC assisted the Committee in designing the performance-based compensation philosophy, evaluating and structuring compensation packages for the Company’s executive officers, providing information concerning competitive compensation levels and mix (for example, the proportion of salary, bonus and equity compensation included in an officer’s total compensation package), setting compensation levels for our executive officers in 2013 and evaluating and structuring changes in Mr. Ginsberg’s cash and equity compensation in connection with his appointment to the additional position of Acting CEO in October 2013. The Compensation Committee has also consulted with FWC in connection with the design of our 2013 Senior Officer Bonus Plan, which was adopted in June 2013, and of our 2012-2013 Executive Officer Integration Bonus Plan, which was adopted in December 2012, and in connection with the grant of equity incentives to our named executive officers in 2013. No member of the Board or any named executive officer has an affiliation with FWC, and FWC does not provide any services directly to the Company or its management.

In determining the appropriate levels of compensation with respect to each component of our compensation program for 2013, our Committee considered and used executive compensation information for technology companies, with an emphasis on the network products and services and telecommunications sectors. The peer companies selected had annual revenues and market capitalization relatively comparable to Ixia’s. The peers were used to consider and compare aspects of our executive compensation program, including relative compensation and performance levels, and compensation practices. The use of peer data helps the Committee evaluate the competitive positioning of our compensation arrangements for our named executive officers, assists the Committee in establishing certain compensation targets and helps to serve as a point of reference in structuring our officer compensation packages. There is no specific target pay percentile, and the market data is used for context in establishing pay amounts and performance levels for purposes of our internal performance goals.

With the assistance of our compensation consultant, our Committee determines the members of our peer group. For purposes of our 2013 compensation program, our peer group comprised 17 companies in the high technology industry (i.e., U.S.-based networking, software and communications equipment companies), including many companies with which Ixia competes for executive talent. For 2013, our Committee selected the following companies to comprise our initial peer group:

ACI Worldwide	Finisar	NetScout Systems
Acme Packet	Fortinet	Riverbed Technology
ADTRAN	Harmonic	Sourcefire
Arris Group	Infinera	Tellabs
Aruba Networks	Interdigital	Websense
Emulex	NETGEAR

Our Compensation Committee, with the assistance of its independent advisor, typically reviews our peer group companies annually and from time to time add or remove members of our peer group to take into account changes in revenues, operating income and market capitalization of our peer group companies and Ixia and other relevant factors. In September 2013, we conducted our annual review of our peer group and removed Acme Packet and Websense, because they were acquired or in the process of being acquired, and removed Sourcefire based on its substantially smaller revenues. We also at that time added to our peer group Extreme Networks and Sonus Networks because we considered their market capitalization, revenue size and other relevant financial metrics (e.g., operating income) to be in line with those of Ixia and because we determined that there was similarity in the business model, investor type and executive talent needs of these new peer group companies as compared to Ixia. The initial 2013 peer group was used for setting 2013 salaries, for structuring our 2013 Senior Officer Bonus Plan, including judging the performance reflected by such plan’s goals, and in making equity awards during the first quarter of 2013. Our modified peer group was referenced in connection with the appointment of our Acting CEO in October 2013 and specifically in increasing his salary and bonus opportunity and making certain equity incentive awards in connection with that appointment.

The principal components of our executive compensation program continue to be:

•	base salary,

•	short-term or annual incentives in the form of cash bonuses,

•	long-term equity incentives in the form of stock options and restricted stock units,

•	severance and change-in-control benefits, and

•	other benefits, such as health and disability insurance, 401(k) plan and life insurance.

Our executive compensation program incorporates these components because our Committee considers the combination of these components to be necessary and effective in order to provide a fair and competitive total compensation package to our executive officers and to meet the other principal objectives of our executive compensation program.

Our Committee also believes that a substantial portion of an executive officer’s annual compensation should be “at risk” in order to motivate executive officers to attain Committee-approved goals and create shareholder value. Thus, a substantial portion of each executive officer’s annual compensation (i.e., annual bonuses and more than 50% of the number of equity awards, excluding awards that may be granted for promotion) is variable and dependent upon the achievement of pre-established financial goals and individual performance objectives and the Company’s stock price performance.

For each named executive officer, our goal is to fairly compensate the officer with a guaranteed base salary and then to accomplish near- and long-term motivational and retention objectives with annual bonus opportunities and meaningful long-term equity incentive compensation. Salaries are relatively modest as compared to the short- and long-term performance incentive opportunities. We draw a distinction between the potential compensation opportunity for achieving performance-based goals and the actual compensation delivered based on performance. For example, bonuses are a meaningful component of an officer’s compensation and if we do not fully achieve our short-term incentive goals under our bonus plans, our named executive officers’ compensation for the applicable year will be affected significantly. For 2013, for example, we set goals under our annual bonus plan for our executive officers with an expectation of considerable growth over 2012. Both the bonus plan revenue and operating income goals reflected an annual growth rate in excess of the 75th percentile at the time they were set. The goals were not changed during the year, and the incentive payments actually earned for the year were well below target because we did not achieve the goals.

The 2013 performance goals also affected our officers’ ability to earn bonuses under our supplemental 2012-2013 Executive Officer Integration Bonus Plan, which was adopted in 2012. Under the plan, our officers were eligible to earn bonuses for 2013 based on success in meeting certain goals relating to the integration into Ixia of Anue Systems, Inc. (“Anue”) and BreakingPoint Systems, Inc. (“BreakingPoint”), both of which were acquired by Ixia during 2012 and are key components of our future business strategy. Under our integration initiative, if our financial performance for 2013 did not meet our bonus plan goals, then executive officers could not earn their integration-related bonuses regardless of the extent to which we achieved the specific goals included in the plan. We did not achieve the minimum 2013 goals under our annual bonus plan for 2013, and our named executive officers therefore were not paid any bonuses for 2013 under the 2012-2013 Executive Officer Integration Bonus Plan.

The Company’s performance-based equity compensation program also may not deliver as much compensation value as is shown for each year included in the Summary Compensation Table in this proxy statement. The Company may, for example, not achieve increasingly challenging performance goals and thus not realize compensation that is reflected in the Summary Compensation Table at target values. For example, if we do not fully achieve our long-term incentive goals under our 2013 performance-based equity grants, which goals were set with an expectation of considerable 2013 and 2014 growth over 2012, then the value of any equity compensation actually earned under the grants may ultimately be less than is reflected in the Summary Compensation Table. A decline in our stock price has a similar effect on the value of those awards as compared to the values included in the Summary Compensation Table, as the value of equity awards granted to our officers in 2013 or earned by our officers with respect to 2013 performance-based grants falls in the event of a decline in stock price. Similarly, the value of all other equity awards held by our officers declines with a declining stock price.

In determining and recommending compensation for our executive officers, including our named executive officers, and in addition to peer group information, our Committee considers an executive officer’s individual responsibilities and performance, how those responsibilities compare to those of our other executive officers and whether, based on responsibilities and performance, there is internal relative pay equity among our executive officers.

For 2013, our Compensation Committee generally positioned total annual direct compensation (consisting of annual base salary, target bonus opportunity, the grant value of time-vested equity incentives and the grant value of performance-based stock RSUs) for the Company’s executive officers, including our named executive officers, at a level that was between the median and the 75th percentile compared to the compensation for officers holding similar positions at our modified peer group of companies (except that Mr. de Graaf had an opportunity that was above the 75th percentile). However, the relative amount of compensation that was at risk for performance was generally greater than for others in our peer group, with more than 50% of the equity grants in 2013 being contingent on a rigorous two-year cumulative operating profit per weighted average share outstanding goal (requiring 72% growth over the previous year’s two-year goal in two-year adjusted operating profit per weighted average share outstanding), and the level of revenue and operating income growth required by the short-term incentive performance goals that were above the 75th percentile of our peer group at the time the goals were set. The Company also positioned target cash compensation near the median and emphasized long-term equity incentive compensation which were contingent on high performance as compared to our modified peer group of companies. This was in keeping with the Committee’s 2013 compensation philosophy of emphasizing long-term performance equity over short-term and fixed cash compensation.

Base Salaries

Our Committee is responsible for setting and approving base salaries for all executive officers, including our named executive officers. We view base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not subject to the risk of the Company’s financial performance.

In determining base salaries (including any subsequent adjustments thereto), our Committee reviews each executive officer’s base salary and considers base salary and other compensation information that is available from our peer group and for Mr. de Graaf, from technology survey data for companies with similar revenue. The Committee also takes into account each officer’s position, scope of responsibilities, experience, qualifications, skills and individual contributions and performance, as well as the other components of an officer’s compensation package (e.g., bonus opportunity and equity incentives), our need to hire or retain a specific individual, internal relative pay equity, competitive conditions, our financial results and condition, and our growth in revenues and earnings.

We generally position our executive officer base salaries near the median of base salaries payable to executive officers at comparable companies according to peer group information, although within our judgment and discretion, we may also consider other relevant information. In addition, the Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers in order to align salaries around median market levels.

2013 Base Salaries. During the first quarter of 2013, based on a review of, among other factors, each named executive officer’s 2012 annual base salary and competitive market conditions, our Compensation Committee adjusted the annual base salaries payable to the Company’s named executive officers from their 2012 base salary levels, effective April 1, 2013, as follows:

Named Executive Officer	2012 Base Salary		2013 Base Salary		% Increase of 2013 Base Salary over 2012 Base Salary
Errol Ginsberg	$430,000		$445,000	(1)	3.5
Victor Alston	450,000	(2)	500,000		11.1
Thomas B. Miller	300,000		330,000		10.0
Alan Grahame	320,000		350,000		9.4
Ronald W. Buckly	330,000	(3)	340,000		3.0
Raymond de Graaf	275,000		300,000		9.1

(1)	Effective October 24, 2013, Mr. Ginsberg’s 2013 annual base salary was increased to $560,000 in connection with his appointment on that date as Acting CEO.
(2)	Effective May 10, 2012, Mr. Alston’s annual base salary was increased to $450,000 in connection with his appointment as President and Chief Executive Officer.
(3)	Mr. Buckly’s 2012 annual base salary had been increased in June 2012 by 3.1% in recognition of his key role and expected contributions to the Company.

In connection with Mr. Ginsberg’s October 2013 appointment to the additional role of Acting CEO and in consideration of his assumption of significant additional responsibilities related to that role, we increased Mr. Ginsberg’s base salary rate by $115,000, thereby increasing his 2013 base salary by approximately 25.8% from $445,000 to $560,000. The increase is for the period during which he acts as CEO and will be revoked if his role changes. Mr. Alston’s annual base salary prior to his resignation in October 2013 had been $500,000, which was below the median in recognition of his status as a new first-time CEO. Mr. Ginsberg’s increased annual base salary for service in two offices as our Acting Chief Executive Officer and as our Chief Innovation Officer is 12% greater than our Former CEO’s annual base salary at the time of his resignation. Mr. Ginsberg, who is one of the Company’s founders, had previously been the CEO and did not have his Acting CEO salary set below the median because he is not a first-time CEO. However, the Company intends to reduce his salary to reflect his ongoing role should he no longer be the Acting CEO in the future.

Cash Bonuses

Our Compensation Committee believes that a significant portion of each executive officer’s annual cash compensation should be variable and paid in the form of cash bonuses that are directly tied to and reward the achievement of the Company’s financial performance goals and, in certain cases, an executive officer’s achievement of non-financial objectives. The rationale is to promote profitable revenue and income growth with short-term financial performance that ultimately creates shareholder value. Revenue growth and operating income growth are viewed as measures for measuring efficient and profitable business operations that are within the control of the Company’s management team. An officer’s bonus opportunity varies based on the officer’s position and responsibilities. Generally, the higher the position and the level of responsibility that an executive officer has, the greater the percentage of that officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses.

2013 Senior Officer Bonus Plan. Our Committee approved our 2013 Senior Officer Bonus Plan (the “2013 Bonus Plan”) under which our executive officers, including the named executive officers and certain other senior officers of the Company, were eligible to earn cash bonuses based on their respective target bonus opportunities (established as a percentage of annual base salary, which was 100% in the case of Mr. Alston, 70% in the case of Mr. Ginsberg and 60% in the case of all other named executive officers). Each named executive officer, was eligible to earn a bonus based on Company financial performance. Each named executive officer other than Messrs. Ginsberg and Alston was also eligible to earn a bonus based on the extent to which the officer achieved individual objectives established for him by our Committee.

The Company bonus is based on the degree to which the Company achieves the annual revenue and adjusted operating income goals from the operating plan for 2013 which were approved by the Committee (a “Company Bonus”), while the individual bonus is based on the degree to which a senior officer achieves certain Committee-approved individual objectives for 2013 (an “Individual Bonus”). For purposes of the Company Bonus, the Company’s target revenue goal for 2013 reflected an approximately 23% increase over the Company’s actual 2012 revenue, and the Company’s target adjusted operating income goal reflected at the time an approximately 30% increase over the Company’s actual 2012 adjusted operating income. These growth rates reflected performance that was above the 75th percentile of our peer group at the time they were set. Our goals were challenging, and we did not fully achieve them in 2013. The individual officers’ bonus opportunities reflect our philosophy and goal to set the target total cash compensation for the named executive officers generally at or slightly above the median of total cash compensation of the named executive officers of our peer group companies, but only when Ixia’s high growth annual financial performance goals (i.e., our annual revenue and adjusted operating income goals) under the 2013 Bonus Plan were achieved.

The 2013 Bonus Plan provides that, in the case of our Former CEO and Mr. Ginsberg (who was serving as our Chief Innovation Officer at the time of the adoption of the 2013 Bonus Plan), 100% of the 2013 total target bonus was based on the Company’s 2013 financial performance. This is because both officers were viewed as ultimately responsible for financial performance, so there was no need for individual goals. For each other named executive officer, 75% of his 2013 total target bonus opportunity consisted of the Company Bonus opportunity, and 25% of his 2013 total target bonus opportunity consisted of the Individual Bonus opportunity. For these officers, the 75%/25% apportionment of the total target bonus opportunity between the achievement of Company financial performance goals and the achievement of the officer’s individual objectives reflects the Committee’s desire to align our cash incentive compensation primarily with the overall annual operating performance of the Company which we believe will ultimately contribute to the creation of value for our shareholders. We also wish to recognize that not all high performance is reflected in annual financial performance and to recognize achievement of individual initiatives that better position the Company for long-term success.

If the Company achieved 100% of its target revenue and operating income goals, then Messrs. Ginsberg, Alston, Miller, Grahame, Buckly and de Graaf were eligible for a Company Bonus equal to 70%, 100%, 45%, 45%, 45% and 45%, respectively, of their annual base salaries (these percentages are referred to as an officer’s “Company Bonus” opportunity for purposes of the 2013 Bonus Plan). When Mr. Ginsberg was appointed Acting CEO in October 2013, his Company Bonus opportunity was increased to 100% of his annual base salary, on a pro rata basis, for the period during which he served as Acting CEO during 2013. If the Company exceeded 100% of its 2013 target revenue and operating income goals, then, based on the level of revenue and adjusted operating income achieved, the executive officers had an opportunity to earn higher Company Bonuses (up to a maximum of 180%, in the case of our Former CEO; up to a maximum of 126%, in the case of Mr. Ginsberg prior to his appointment as Acting CEO; and up to a maximum of 81%, in the case of the other named executive officers, of their respective base salaries). Our named executive officers were only eligible to receive Company Bonuses if our annual revenue or operating income for 2013 exceeded the minimum, or threshold, revenue and adjusted operating income goals of $397,429,000 and $86,023,000, respectively. These minimum, or threshold, goals were set at 75% of the target annual revenue and adjusted operating income goals of $529,665,000 and $114,697,000, respectively. No Company Bonuses would be paid if both of these minimum revenue and operating income goals were not achieved.

For purposes of our 2013 Bonus Plan, “operating income” meant our operating income from continuing operations, calculated under generally accepted accounting principles on a consolidated basis, before income taxes, interest and other income but after any bonuses payable under both our 2013 Bonus Plan and our employee bonus plan and as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income and similar charges or income.

The 2013 Bonus Plan also included a clawback feature requiring that if Company Bonuses were payable or paid and the Company’s consolidated financial statements for 2013 were restated to reflect a less favorable financial condition or less favorable results of operations than those previously determined or reported and those used for determining the Company Bonuses, the Committee could in its discretion determine that all or a part of the Company Bonuses would not be paid, delay the payment thereof or recover all or a portion of any bonus from the officers who had received them.

Certain of our named executive officers (i.e., Messrs. Miller, Grahame, Buckly and de Graaf) were also eligible to receive Individual Bonuses based on our determination of the degree to which they achieved certain Company objectives. As noted above, this opportunity represented 25% of their annual target bonus opportunity. These Individual Bonuses were designed to motivate the executive officers to achieve important short-term individual objectives. The maximum amount of the Individual Bonus that was payable to any named executive officer for 2013 was equal to 15% of his annual base salary. Unlike the Company Bonuses, the Individual Bonuses were capped at 100% of the potential maximum amount payable.

Each named executive officer (other than Mr. Ginsberg and our Former CEO) had equally weighted personal objectives for 2013. The personal objectives for Mr. Miller consisted of hiring a new Controller, improving the Company’s accounting organization and investor relations function. Mr. Grahame’s personal objectives consisted of hiring certain senior global sales and product personnel by October 1, 2013 and improving engagement scores (especially for China, Europe, the Middle East and Africa) to meet or exceed the Highly Innovative Index of the Innovative Company Norm of the ESS Survey. Mr. Buckly’s personal objectives consisted of effective litigation management, ensuring that the Company’s legal function can negotiate and conclude standard reseller agreements quickly and effectively, and ensuring that sales contracts with certain customers were entered into prior to October 1, 2013. Mr. de Graaf’s objectives consisted of improving Engagement Scores to meet or exceed the Highly Innovative Index of the Innovative Company Norm of the ESS Survey and delivering a successful program for demonstration and loaner equipment. In June 2014, the Committee reviewed the performance of Messrs. Grahame, Buckly and de Graaf and determined that each such officer had achieved 100% of his 2013 personal objectives. Neither Mr. Alston nor Mr. Miller was eligible to receive a bonus for 2013. Mr. Miller therefore was not evaluated against his individual objectives.

In addition to the Company and Individual Bonuses payable under the 2013 Bonus Plan, the independent members of our Board had the discretion to award bonuses on a selective basis under the 2013 Bonus Plan in order to recognize individual contributions or achievements. No discretionary bonuses were paid to our named executive officers for 2013. All 2013 bonuses to be paid under the 2013 Bonus Plan to the named executive officers who were eligible to receive them (i.e., Messrs. Grahame, Buckly and de Graaf) were determined based on the Company’s actual achievement of the pre-set financial performance goals set forth in the 2013 Bonus Plan and the officers’ achievement of their individual objectives. Ensuring that payments based on actual achievement as measured against pre-established goals is an important component of the pay for performance philosophy in the incentive plans.

Executive officers were entitled to receive their Company and Individual Bonuses under the 2013 Bonus Plan only if they were employed by the Company or one of its subsidiaries as an eligible officer on the date on which the bonuses are paid, unless such requirement was waived by the Committee. Messrs. Ginsberg, Grahame, Buckly and de Graaf are expected to be employed by the Company as eligible officers on the date on which bonuses under the 2013 Bonus Plan are being paid. Messrs. Alston and Miller are no longer employed by the Company as eligible officers. Our former Chief Financial Officer, Tom Miller, served as an eligible officer during all of 2013 (i.e., the full period for which Company and individual performance was assessed under the 2013 Bonus Plan), and the 2013 Bonus Plan specifically provides for the Committee to have the power to waive the requirement that an officer be employed on the date on which bonuses are paid. For reasons that included the circumstances of Mr. Miller’s resignation as our Chief Financial Officer, the Committee did not exercise its discretion to waive the requirement for Mr. Miller. He therefore is not eligible to receive a bonus under the 2013 Bonus Plan.

The revenue and operating income goals, together with the related “bonus factors” that were used in the computation of bonuses, that were approved by our Compensation Committee under the 2013 Bonus Plan are as follows:

	2013 Revenue Bonus Factor Matrix		2013 Operating Income Bonus Factor Matrix
	Revenue Targets (in thousands)*	Revenue Bonus Factor*	Operating Income Targets (in thousands)*	Operating Income Bonus Factor*
Maximum	$614,441	180%	$133,049	180%
	582,632	150	126,167	150
	556,148	125	120,432	125
Target	529,665	100	114,697	100
	476,699	60	103,227	60
	423,732	20	91,758	20
Minimum	397,249	0	86,023	0

*	For performance between two revenue or operating income targets, the revenue bonus factor and the operating income bonus factor are interpolated linearly for purposes of determining the amounts of the Company Bonuses earned by our named executive officers.

The amount of an officer’s 2013 Company Bonus is calculated by multiplying (i) the product of such officer’s annual base salary in effect at December 31, 2013 and such officer’s bonus opportunity by (ii) the applicable bonus factor average. The bonus factor average is equal to the average of the revenue bonus factor and the operating income bonus factor as determined in accordance with the bonus factor matrices set forth above. Stated mathematically, the amount of a Company Bonus payable to an officer equals AxBxC, where A = an officer’s annual base salary in effect at December 31, 2013; B = the applicable annual bonus percentage for such officer; and C = the applicable bonus factor average.

The 2013 Bonus Plan provided for the amount of a bonus payable to a named executive officer eligible for an Individual Bonus to be calculated by multiplying (i) the product of an officer’s annual base salary in effect at December 31, 2013 and the individual bonus opportunity percentage for such officer (i.e., 15% for Messrs. Grahame, Buckly and de Graaf) by (ii) the percentage degree to which it was determined that such officers achieved their respective personal objectives for 2013.

In order for executive officers to earn 100% of their Company Bonus opportunity for 2013, the Company needed to achieve revenue and adjusted operating income goals of approximately $529.7 million and $114.7 million, respectively. The 2013 revenue goal was approximately 28% higher than the Company’s actual 2012 revenue, while the 2013 operating income goal was approximately 23% higher than the Company’s actual 2012 operating income. The minimum threshold and maximum revenue and operating income goals were equal to approximately 75% and 116% of the revenue and operating income goals, respectively. We believed that the target and maximum financial performance goals under the Company’s officer bonus plan should be linked to the achievement of revenue and operating income goals that were challenging in light of the Company’s 2013 business plan and the Company’s performance in the prior year.

For 2013, the Company earned approximately $467.5 million in revenue and $84.6 million in operating income (calculated to take into account the adjustments described above) and therefore achieved less than the revenue goal and less than the operating income goal under the 2013 Bonus Plan. Because the Company met approximately 88.2% of the revenue goal but did not meet the minimum operating income threshold for 2013, the named executive officers earned Company Bonuses that were calculated using a bonus factor average equal to 26.4% and, consequently, earned Company Bonuses that were significantly less than their target Company Bonus opportunities. In addition, based on the degree to which the Committee determined the named executive officer achieved his individual objectives, each of Messrs. Grahame, Buckly and de Graaf earned Individual Bonuses equal to 100% of their Individual Bonus opportunities. The 2013 bonuses are being paid in accordance with the formulas set forth in the 2013 Bonus Plan (i.e., based on the Company’s achievement of the pre-set financial performance goals and the officers’ achievement of their personal objectives approved by our Committee), and no discretionary bonuses are being awarded.

The amounts of the 2013 Company and Individual Bonuses that would have been payable under the 2013 Bonus Plan to the Company’s named executive officers based on their annual base salaries at December 31, 2013 (or on the last day of his employment in the case of Mr. Alston) if the Company had exactly achieved its target financial performance goals under the 2013 Bonus Plan (i.e., approximately (i) $529.7 million of revenue and (ii) $114.7 million of operating income) and each officer eligible for an Individual Bonus achieved 100% of his individual objectives, were as follows (provided the officer remained eligible under the 2013 Bonus Plan on the date such bonuses became payable):

Named Executive Officer	Target 2013 Company Bonus Opportunity		Target 2013 Individual Bonus Opportunity	Target 2013 Total Bonus Opportunity	Target 2013 Total Bonus Opportunity (% of Base Salary)
Errol Ginsberg	$358,477	(1)	—	$358,477		(1)
Victor Alston(2)	500,000		—	500,000	100%
Thomas B. Miller(2)	148,500		$49,500	198,000	60
Alan Grahame	157,500		52,500	210,000	60
Ronald W. Buckly	153,000		51,000	204,000	60
Raymond de Graaf	135,000		45,000	180,000	60

(1)	Mr. Ginsberg’s target bonus reflects a bonus opportunity of 70% of his base salary (i.e., $445,000), prorated for the period from January 1, 2013 through October 23, 2013, plus 100% of his base salary (i.e., $560,000), prorated for the period from October 24, 2013 through December 31, 2013.
(2)	Such officer was not ultimately eligible to receive bonuses under the 2013 Bonus Plan because he resigned prior to the date on which bonuses are being paid.

The actual 2013 total bonuses (i.e., Company Bonuses plus Individual Bonuses, if applicable) earned by the named executive officers represented approximately 26.4%, 44.8%, 44.8% and 44.8% of the “target” 2013 total bonus opportunity for Messrs. Ginsberg, Grahame, Buckly and de Graaf, respectively. Mr. Alston and Mr. Miller were not paid bonuses since they were not employed as executive officers through the date on which bonuses are being paid and therefore are not eligible to receive bonuses under the 2013 Bonus Plan. The following table sets forth information concerning the 2013 bonuses payable under the 2013 Bonus Plan to the Company’s named executive officers:

Named Executive Officer	2013 Company Bonus	2013 Individual Bonus	2013 Total Bonus	2013 Total Bonus as % of 2013 Base Salary*
Errol Ginsberg	$94,368	—	$94,368	20.3%
Alan Grahame	41,580	$52,500	94,080	26.9
Ronald W. Buckly	40,392	51,000	91,392	26.9
Raymond de Graaf	35,640	45,000	80,640	26.9

*	For all officers other than Mr. Ginsberg, 2013 base salary is determined by reference to the officer’s annual base salary rate for 2013. For Mr. Ginsberg, base salary is determined by reference to his salary for 2013 as reflected in the Summary Compensation Table included below in this proxy statement.

2012-2013 Executive Officer Integration Bonus Plan. We purchased Anue in June 2012 and BreakingPoint in August 2012. The success of these acquisitions was viewed in large part as dependent on the successful integration of the businesses and operations of Anue and BreakingPoint into Ixia within 18 months after the acquisitions. Accordingly, in the fourth quarter of 2012, our Committee approved the 2012-2013 Executive Officer Integration Bonus Plan (the “Integration Bonus Plan”) in order to motivate and reward certain of the Company’s officers for their significant efforts in integrating these two acquired businesses with Ixia. Six of the Company’s officers participated in the Integration Bonus Plan, including the following named executive officers: Messrs. Miller, Grahame, Buckly and de Graaf. Messrs. Ginsberg and Alston were not eligible to participate in the Integration Bonus Plan. Under the Integration Bonus Plan, participants were eligible to receive cash bonuses for 2012 and 2013 that were in addition to any amounts they received under any other bonus plan (including the 2013 Bonus Plan), provided that the Company achieved certain performance objectives related to the integration of the Ixia, Anue and BreakingPoint businesses. Participants in the Integration Bonus Plan were entitled to receive bonuses under the plan only if they had been employed by the Company or one of its subsidiaries in one of the positions identified in the plan on the date on which the bonuses became payable, unless the requirement was waived by the Committee.

The Integration Bonus Plan used three metrics to determine whether cash bonuses would be paid for a particular year and to determine the amount of such bonuses. First and foremost, however, the Integration Bonus Plan provided that, regardless of the extent to which the three metrics had been achieved for 2013, no bonuses would be payable for 2013 under the Integration Bonus Plan if the Company failed to achieve a “bonus factor average” (as described in the preceding section titled “2013 Senior Officer Bonus Plan”) of at least 100% under the 2013 Bonus Plan. As discussed above, under the 2013 Senior Officer Bonus Plan, the Company achieved a bonus factor average of only 26.4%, which resulted in no bonuses being payable for 2013 under the Integration Bonus Plan. Because that threshold requirement for the payment of bonuses under the Integration Bonus Plan was not achieved, the Committee has not assessed the extent to which the other three metrics had been achieved. Those metrics, however, are described below as they reflect the types of goals the Committee finds to be important in incenting our officers in connection with acquisition integration activities and demonstrated the Committee’s intent to reward performance against challenging objectives only in the event of superior performance.

The first metric was the average of the rates of voluntary employee attrition at Anue and BreakingPoint during the relevant measurement period. For 2013, the relevant measurement period for this metric and the other two metrics described below was the full 2013 fiscal year. The second metric used to determine whether bonuses would be paid was the total dollar value of orders for Anue network tool optimizer and impairment products and services from unaffiliated third parties that were received and accepted by the Company during the relevant measurement period, and that were not cancelled prior to the date on which the bonuses were calculated. The third metric was the total dollar value of orders for BreakingPoint products and services from unaffiliated third parties that were received and accepted by the Company during the relevant measurement period, and that were not cancelled prior to the date on which the bonuses were calculated.

Under the Integration Bonus Plan, our Committee set achievement targets (the “Targets”) for 2012 and 2013 for each of the three metrics. For 2013, the Target for the employee attrition metric was 5%; the Target for the Anue bookings metric was $97,500,000; and the Target for the BreakingPoint bookings metric was $70,200,000. The Company was required to achieve at least 85% of each of the three Targets for a particular year in order for any bonuses to be paid under the Integration Bonus Plan with respect to that year. Therefore, no bonus would be paid for 2013 under the Integration Bonus Plan if the actual 2013 employee attrition metric was greater than 5.75%, if the actual 2013 Anue bookings metric was less than $82,875,000, or if the actual 2013 BreakingPoint bookings metric was less than $59,670,500.

If the Company had satisfied all of the minimum achievement thresholds described above, the actual bonus that a participant in the Integration Bonus Plan would have been eligible to receive for 2013 is calculated by multiplying together the following three amounts: (i) the participant’s annual base salary in effect at the end of that year; (ii) the participant’s “Bonus Percentage,” which was 25% for 2013; and (iii) the average of the percentages of achievement for each of the three Targets (this percentage is referred to as the “Bonus Factor” and is capped at 100%).

Long-Term Equity Incentives

The use of long-term equity incentives serves as a key component of our executive compensation program. Equity incentives help to provide a necessary balance to the cash compensation components of our executive compensation program because they create an incentive for our management team to preserve and increase shareholder value over a longer period of time. The vesting of equity incentives also encourages executive officer retention, while base salaries and cash bonuses typically focus on short-term compensation and performance. Officer equity incentives in 2013 included time-based NSOs and RSUs and performance-based restricted stock units.

The Board has delegated to our Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees thereunder. Under the terms of our Amended and Restated 2008 Equity Incentive Plan, as amended, our Committee is delegated the authority to grant equity incentives in the form of stock options (typically NSOs), RSUs, restricted stock awards and share appreciation rights. To date, however, the Committee has granted only NSOs and RSUs under the Company’s equity incentive plans. For our executive officers, the vesting of certain of such equity incentives is time-based (i.e., they vest as long as the holder remains an employee of the Company) while the extent to which other equity incentives are earned and subsequently vest is contingent on the Company’s achievement of certain financial performance goals. Our Committee views the award of equity incentives as an effective, valuable and necessary incentive to attract and retain our executive officers and key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to further motivate them to create long-term shareholder value. We also review and consider recommendations from time to time by the Company’s Chief Executive Officer regarding the proposed grants of equity incentives to executive officers (other than himself) and other key employees whose contributions and skills are important to our long-term success.

We currently use stock options and/or RSUs for our executive officer equity awards to retain them, while keeping their interests aligned with the interests of shareholders. An executive officer typically receives a grant of NSOs upon first joining the Company and thereafter is eligible periodically to receive additional equity incentives, typically NSOs and/or RSUs. In determining the size and other terms of an initial or subsequent equity incentive grant to an executive officer, our Committee considers a number of factors, including equity incentive grant information from our peer group, the officer’s position and responsibilities, relative internal equity in compensation among our executive officers, the retention value of unearned and/or unvested equity incentive grants (if any), promotions, individual performance, salary, previous equity incentive grants (if any) and length of service to, and the compensation expenses recognized by, the Company. From time to time, we also award stock options or other equity incentives on a selective basis to executive officers in order to recognize their individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention.

NSOs and RSUs (in each case, other than new hire grants) for our employees, including executive officers, generally vest (subject to continuation of employment) in 16 equal quarterly installments over four years, as long as the holder remains an employee of the Company, and therefore encourage the holder to remain an employee of the Company. New hire grants of NSOs and RSUs for executive officers and other key employees typically vest (subject to continuation of employment) to the extent of 25% after one year of employment and as to the remaining 75% in 12 equal quarterly installments over the next three years. NSOs granted since 2008 typically expire as to all installments seven years after grant, subject to earlier expiration in the event of an optionee’s termination of employment. The effective date of an equity incentive award is never earlier than the date on which our Committee approves the grant or, if later, the date on which an employee commences his or her employment with the Company. Upon vesting, RSUs are settled by delivery to the holder of shares of our Common Stock.

Our Committee normally meets bi-monthly, typically on the first Thursday of every other calendar month, to award equity incentives to newly hired executive officers and key employees. It is our policy and practice that all stock options granted under our equity incentive plans have an exercise price equal to the closing sales price of our Common Stock on the effective date of an option grant.

The Committee also has for several years used performance-based vesting for options and RSUs in connection with a meaningful percentage of the number of equity incentives awarded to our executive officers, including our named executive officers, in an effort to more closely align our compensation program with the interests of our shareholders and to reward our officers for the Company’s financial performance. In 2013, the Committee granted to the named executive officers performance-based RSUs rather than a combination of performance-based RSUs and performance based NSOs as it had in each of 2010, 2011 and 2012.

It is the Company’s practice from time to time to grant additional equity incentives to its officers and employees, typically annually in the fiscal first quarter for executive officers and in the fiscal fourth quarter for employees other than executive officers, in order to incent them and encourage their retention as officers and employees of the Company. In connection with our Committee’s review and evaluation in the first quarter of 2013 of the compensation program for our executive officers, we conducted a review of the equity incentives then held by our executive officers. As part of that process, the Committee reviewed the types of equity incentives then held by each named executive officer, information concerning the equity incentive grant practices of companies in our peer group and various companies included in compensation surveys we considered relevant, each named executive officer’s job performance, responsibilities and contributions to the success of the Company, the value of the unearned and/or vested and unvested equity incentives then held by each named executive officer, and the overall compensation package for each named executive officer.

In connection with the Committee’s grant of performance-based equity incentives and its determination of the target goals thereunder, we also consider the Company’s financial performance for the immediately preceding fiscal year and the Company’s financial forecast for the next two fiscal years. We believe that the extent to which such equity incentives could be earned should be linked to the achievement of challenging financial performance goals. In setting the terms of our equity incentive grants awarded in February 2013, we took into account the Company’s improved financial performance during fiscal 2012, including the following:

•	Our fiscal 2012 revenues grew to a record $413.4 million, or 32.8% year-over-year (excluding the revenues from our 2012 acquisitions of Anue and BreakingPoint, revenues increased to $358.5 million, or 15.1%, year-over-year).

•	Our fiscal 2012 GAAP net income grew 70.4% year-over-year, and increased to $45.5 million, or $0.59 per diluted share, compared to fiscal 2011 net income of $26.7 million, or $0.37 per diluted share.

•	Our fiscal 2012 adjusted operating income (as determined for purposes of our performance-based equity incentives) grew by approximately 43% compared to fiscal 2011.

•	The Company generated $80.3 million in cash flow from operations in 2012 and ended the year with approximately $177.5 million in cash and investments (which included the effect of our 2012 acquisitions of Anue and BreakingPoint for cash purchase prices of approximately $152.4 million and $163.7 million, respectively), compared with $385 million at fiscal 2011 year end.

The Company’s fiscal 2012 performance, as well as its fiscal 2013 business plan to grow revenue and operating income (as determined for purposes of the equity incentives) by 28% and 23%, respectively, and the Company’s long-term business growth plans, were among the principal factors considered by the Compensation Committee in the first quarter of 2013 in determining the amounts of, and the decision to award, both time-based and performance-based equity incentives to our executive officers.

2013 Equity Incentive Grants. During 2013, the Compensation Committee granted long-term incentive compensation awards that consisted of a mix of NSOs and RSUs which would vest over four years based on an officer’s continued employment with the Company (“time-based NSOs” and “time-based RSUs,” respectively) and RSUs which would be earned upon the Company’s achievement of certain financial goals over two fiscal years (“performance-based RSUs”).

During 2013, we granted an aggregate of 73,500 time-based NSOs, 24,400 time-based RSUs and 209,000 performance-based RSUs to our named executive officers (i) in recognition of their job performance and responsibilities and the Company’s performance and (ii) to encourage their retention, incent them as executive officers, and further align their interests with the long-term interests of our shareholders. Of these grants, an aggregate of 61,500 time-based NSOs, 20,400 time-based RSUs and all of such performance-based RSUs were granted during the 2013 first quarter as part of the Company’s annual equity grant program. The only other 2013 grants to named executive officers were the grants to Mr. Ginsberg in November 2013 of 12,000 additional time-based NSOs and 4,000 additional time-based RSUs in recognition of his appointment in October 2013 to serve in the additional position of Acting CEO.

Of our 2013 grants, the number of performance-based RSUs (as compared to time-based equity incentives) awarded to each named executive officer represented a meaningful percentage of the total equity incentives awarded to such officer. For the February 2013 grants, the Compensation Committee generally targeted total grant values so that each named executive officer would have the opportunity to earn total annual direct compensation (defined for this purpose as base salary, target bonus and the grant date value of both time-based and performance-based equity incentive awards) at a level between the median and the 75th percentile compared to the compensation for officers holding similar positions at our peer group of companies (except that Mr. de Graaf was above the 75th percentile for his benchmark in order for his compensation to be internally equitable with other similarly positioned officers at Ixia). The rationale for above-median equity award values was that the goals required to earn bonuses and the performance-based RSUs reflected above-median growth level. In addition, salary and bonus opportunities were set near the median as compared to our peer group of companies. The amount of performance contingent compensation was greater than the amount granted by those peers, however, in part because significantly more than 50% of the equity grants were made contingent on a rigorous two-year cumulative operating profit per weighted average share outstanding goal. The Committee positioned target long-term equity incentive compensation between the median and the 75th percentile as compared to our modified peer group of companies and generally structured the 2013 compensation program for the named executive officers to emphasize equity over cash compensation. The performance-based RSUs granted in 2013, which made up the majority of the value provided to the named executive officers in their annual 2013 equity awards, were established so that the target awards could only be earned at target levels if the Company’s financial performance were similarly strong, with a performance goal for purposes of the performance-based RSUs that were granted in 2013 that was 72% higher than the performance goal established for purposes of the similarly structured performance-based equity incentives granted in 2012.

The equity incentives awarded to the named executive officers in 2013 were specifically allocated as follows:

	Time-Based	Time-Based	Performance-Based
Named Executive Officer	NSOs(1)	RSUs(2)	RSUs(3)
Errol Ginsberg	24,500	8,100	56,700
Victor Alston	15,000	5,000	66,400
Tom Miller	7,500	2,500	21,500
Alan Grahame	5,000	1,600	19,500
Ronald W. Buckly	13,500	4,500	29,300
Raymond de Graaf	8,000	2,700	15,600

(1)	All time-based NSOs, other than 12,000 time-based NSOs granted to Mr. Ginsberg in November 2013 in connection with his October 2013 appointment as Acting CEO, were granted in February 2013.
(2)	All such time-based RSUs, other than 4,000 time-based RSUs granted to Mr. Ginsberg in November 2013 in connection with his October 2013 appointment as Acting CEO, were granted in February 2013.
(3)	All such performance-based RSUs were granted in February 2013.

The NSOs granted during 2013 have exercise prices equal to the closing sales price of our Common Stock as of the date of grant as reported on Nasdaq. The exercise prices per share of the NSOs granted in February 2013 and November 2013 are $20.94 and $13.46, respectively. The time-based NSOs only have value if our stock price increases, and such a stock price increase also benefits our shareholders. The Compensation Committee believes that equity compensation should make up a greater portion of an officer’s compensation as his level of responsibility increases, which is demonstrated by the 2013 equity awards to Messrs. Ginsberg and Alston.

The number of the performance-based RSUs that are listed in the above table that will be earned by an officer will be based on the percentage degree to which the Company achieves a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding (as defined below) for the Company’s combined 2013 and 2014 fiscal years and will be determined in accordance with the table set forth below. If the Company’s actual performance results fall between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation will be used to determine the Percentage of Performance-Based RSUs Earned.

Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding	Percentage of Target Objective Achieved	Percentage of Performance-Based RSUs Earned
Threshold Objective ($)	66.7%	0%
	68.2%	5%
	75.0%	25%
	83.2%	50%
	91.6%	75%
Target Objective ($)	100.0%	100%

A named executive officer will earn 100% of his performance-based RSUs if the Company earns the target Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding objective as approved by the Committee. No performance-based RSUs will be earned unless the Company achieves in excess of the threshold objective, which is equal to 66.7% of the target objective.

“Non-GAAP Operating Profit” for a fiscal year of the Company means the Company’s operating income from continuing operations calculated on a consolidated basis for the applicable fiscal year, less interest expense and excluding the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income.

“Average Number of Shares Outstanding” for a fiscal year of the Company means the weighted average number of shares of the Company’s Common Stock outstanding during the applicable fiscal year.

The Company’s “Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding” is equal to the sum of the Company’s Non-GAAP Operating Profit per Average Number of Shares Outstanding for each of 2013 and 2014.

Our Compensation Committee believes that the Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding target for the performance-based RSUs is challenging, and that there is a significant possibility that the target objective for 2013-2014 may not be achieved. The 2013-2014 target is higher than both the comparable 2012-2013 target (i.e., $1.79) for the 2012 equity incentive grants tied to the Company’s 2012-2013 financial performance (discussed below), and the Combined 2012-2013 Non-GAAP Operating Profit per Average Number of Shares Outstanding (i.e., $2.20) actually achieved by the Company for purposes of the 2012-2013 performance-based grants.

We are not currently disclosing the target for the Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding measure because the number is derived from our confidential internal business plan. Disclosure of our specific financial objectives for 2013-2014 at this level of detail would provide our competitors with insights into our business plans, forecasts and strategies and would cause us competitive harm. We plan to provide our shareholders with information concerning the financial metrics for the performance-based RSUs within approximately 90 days after the Company’s financial results for 2014 have been released, at which time it is unlikely that the disclosure of such information would cause the Company any competitive harm.

The number of performance-based RSUs that become earned and subject to vesting will be determined by multiplying (i) the Percentage of Performance-Based RSUs Earned, as determined in accordance with the table above, by (ii) the total number of shares subject to an executive officer’s performance-based RSUs.

If the Company earns Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding in excess of the threshold objective, which is equal to 66.7% of the target objective, then the performance-based RSUs will become earned and subject to vesting based on the extent to which the target objective has been achieved (see table above), provided the officer remains an employee of the Company (or any of its affiliates) from the RSU grant date through the date on which the Company files with the SEC its Annual Report on Form 10-K for the year ending December 31, 2014 (the “2014 Form 10-K Filing Date”). If, for example, the Company achieves exactly 75% of the target objective, then the percentage of performance-based RSUs earned would be equal to 25%. If, however, the Company achieves 83.2% of the target objective, then the percentage of performance-based RSUs earned would be equal to 50%.

If any of the Company’s existing business units becomes a discontinued operation prior to January 1, 2015, then all or some of the percentages in the column in the above table labeled “Percentage of Performance-Based RSUs Earned” may be reduced by the Committee in its sole discretion. In addition, to the extent that during any continuous 90-day period ending on or before December 31, 2014 and other than as a result of voluntary employee resignations, the Company reduces the total number of full-time employees of the Company and its subsidiaries by more than 20 persons without the approval of the Board, then all or some of the percentages in that same column may be reduced by the Committee in its sole discretion.

Within 30 days following the Company’s 2014 Form 10-K Filing Date, the Compensation Committee will meet to (i) confirm in writing the extent to which the financial targets have been met and (ii) certify the number of performance-based RSUs, if any, that have become earned and eligible for vesting for each executive officer.

To the extent that the performance-based RSUs become earned and eligible for vesting, 50% of the earned RSUs will vest on the date of the Committee’s confirmation and certification described above, provided that the officer remains an employee of the Company through the 2014 Form 10-K Filing Date. The remaining 50% of such earned RSUs will vest in eight equal quarterly installments with the first of such installments vesting on May 15, 2015 and one additional installment vesting on the fifteenth day of the second month of each calendar quarter thereafter, provided that the officer remains an employee of the Company from the grant date through the applicable vesting date.

If the officer ceases to serve as an employee of the Company (or any of its affiliates) prior to the 2014 Form 10-K Filing Date, then the performance-based RSUs will automatically be cancelled and forfeited for no value. In addition, if the Company achieves less than the threshold objective for the 2013-2014 performance period, then no performance-based RSUs will be earned and they will automatically be cancelled and forfeited for no value, effective as of the date of the Committee certification and confirmation described above.

In the event that, prior to the vesting in full of the RSUs, the Company concludes that it is required to restate its financial statements for all or any portion of 2013 and/or 2014 to reflect a less favorable financial condition and/or less favorable results of operations than previously determined and/or reported, then as of the date of such conclusion (as such date is reported in the Company’s Current Report on Form 8-K reporting such event), the Committee shall have the right in its sole discretion to cancel and terminate all or a portion of any such unearned and/or unvested RSUs without payment of any consideration therefor.

2012 Equity Incentive Grants Tied to the Company’s 2012-2013 Performance. In February 2012, in order to increase the performance-based portion of our executive officers’ compensation, the Compensation Committee granted to our named executive officers, in addition to time-based NSOs and RSUs, an aggregate of 195,000 performance-based NSOs and 54,967 performance-based RSUs which could be earned and become eligible for vesting based upon the Company’s achievement of certain financial performance goals over two fiscal years. The performance-based NSOs and performance-based RSUs were granted to our executive officers in recognition of their job performance and responsibilities, to encourage their retention and incent them as executive officers, and to further align their interests with the long-term interests of our shareholders. The following performance-based NSOs and performance-based RSUs were granted to the named executive officers:

Named Executive Officer	Performance-Based NSOs	Performance-Based RSUs
Errol Ginsberg	50,000	16,667
Victor Alston	60,000	20,000
Tom Miller	22,000	7,300
Alan Grahame	26,000	8,700
Ronald W. Buckly	22,000	7,300
Raymond de Graaf	15,000	5,000

The number of performance-based RSUs and performance-based NSOs that an officer could earn and that became eligible for vesting was based on the degree to which the Company achieved a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2012 and 2013 fiscal years and was determined in accordance with the following table. If the Company’s actual performance results had fallen between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation would have been used to determine the percentage of RSUs and NSOs earned:

	Combined 2012-2013 Non-GAAP Operating Profit per Average Number of Shares Outstanding ($)	Percentage of Target Objective Achieved	Percentage of Performance-Based RSUs and NSOs Earned
Threshold Objective	$1.19	66.7%	0%
	1.22	68.2	5
	1.34	75.0	25
	1.49	83.2	50
	1.64	91.6	75
Target Objective	1.79	100.0	100

The number of performance-based RSUs and NSOs that became earned and subject to vesting was determined by multiplying (i) the Percentage of Performance-Based RSUs and NSOs Earned, as determined in accordance with the table above, by (ii) the total number of shares subject to an executive officer’s performance-based RSUs and NSOs, respectively.

On or about the date of the filing of this proxy statement with the SEC, the Committee will confirm and certify that the Company’s Combined 2012-2013 Non-GAAP Operating Profit Per Average Number of Shares Outstanding, as defined in the terms of the performance-based NSOs and performance-based RSUs, was $2.20 and represented approximately 123% of the target objective of $1.79. Therefore, based on the Company’s achievement of the target objective, 100% of each named executive officer’s performance-based NSOs will be deemed earned and eligible for vesting, of which 50% will vest and become immediately exercisable and the remaining 50% will vest in eight equal quarterly installments, with one installment vesting and becoming exercisable immediately on the date of such confirmation and certification and one additional installment vesting on June 30, 2014 and continuing to vest on the last day of each calendar quarter thereafter, provided that the officer remains an employee of the Company through the applicable vesting date. Similarly, upon such confirmation and certification, 100% of the performance-based RSUs will be deemed earned and eligible for vesting, of which 50% will vest immediately and the remaining 50% will vest in eight equal quarterly installments, with the first of such installments vesting on the date of such confirmation and certification and additional installments vesting on August 15, 2014 and on the fifteenth day of the second month of each calendar quarter thereafter, provided that the officer remains an employee of the Company from the grant date through the applicable vesting date.

These vesting percentages and schedules for the performance-based NSOs and RSUs reflect the fact that the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 was filed in June 2014, rather than in early March 2014. The performance-based NSOs will expire on the seven-year anniversary of their date of grant (i.e., on February 2, 2019), subject to earlier termination under certain circumstances.

The award agreements for the performance-based RSUs and NSOs include a forfeiture provision that applies in the event of a restatement. The provision is similar to the forfeiture provision described above with respect to the 2013-2014 performance-based RSU grants, except that forfeiture under the 2012-2013 awards occurs automatically rather than at the discretion of the Committee. The 2012-2013 performance-based RSUs and NSOs were, for accounting purposes only, deemed forfeited in connection with the Company’s restatement in April 2013 of certain of its previously issued financial statements. The Committee, however, after consultation with legal counsel and the Committee’s independent compensation consultant, has determined that it does not consider such awards to have been legally forfeited in connection with the restatement.

Severance and Change-in-Control Benefits

Our executive officers, including our named executive officers, are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is involuntarily terminated (other than for cause) or is terminated by an officer for good reason and fulfills certain conditions, including executing a separation agreement that includes a full release of claims such officer may have against the Company as well as non-disparagement, non-competition and non-solicitation clauses. Our severance plans are intended to provide a level of assistance to such officers in the event of the termination of their employment under qualifying circumstances. Severance benefits include an amount of cash compensation determined as a multiple of annual base pay and bonus, continuation of health benefits, and for certain officers, the vesting of all or a portion of equity incentives.

Our officer severance plans provide important protection to our executive officers and are effective in recruiting and retaining executive officers. We believe that the severance and change-in-control provisions promote the ability of our executive officers to act in the best interests of our Company and our shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are involuntarily terminated without cause or if they terminate their employment for good reason, even in the absence of a change-in-control.

In September 2000, the Company adopted the Ixia Officer Severance Plan (as amended through December 31, 2012, the “2000 Severance Plan”). Effective January 1, 2009, upon the recommendation of our Committee, our Board effectively created a new officer severance plan by amending and restating the 2000 Severance Plan (as so amended and restated, the “2009 Severance Plan”) while still retaining the 2000 Severance Plan as a separate officer severance plan in substantially its then current form. The 2009 Severance Plan amended the 2000 Severance Plan to provide for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment. In March 2011, the Board amended the 2000 Severance Plan to terminate the “single trigger” right of an eligible officer under that plan to elect severance benefits if he or she terminates his or her employment unilaterally, without good reason and within one year following a change-in-control. This amendment became effective on March 22, 2012 with respect to all then eligible officers under the 2000 Severance Plan, as amended (i.e., Messrs. Ginsberg, Alston and Miller).

All of the named executive officers (other than our Former CEO and former CFO, Messrs. Alston and Miller) currently qualify as eligible officers for purposes of our officer severance plans. Because the amount of severance compensation payable to our named executive officers under the 2000 Severance Plan, as amended, and the 2009 Severance Plan may vary depending on a number of factors, including an officer’s length of employment with the Company as of the officer’s termination date, our named executive officers at the time of adoption of the 2009 Severance Plan were provided an option to choose the severance plan in which they wished to participate. Messrs. Ginsberg, Alston and Miller elected to remain as participants in the 2000 Severance Plan, while Messrs. Grahame, Buckly and de Graaf and the other current executive officers of the Company elected to participate in the 2009 Severance Plan. See “Termination of Employment and Change-in-Control Arrangements” below for additional information regarding our officer severance plans.

In October 2013, Mr. Alston resigned from his position as the Company’s President and Chief Executive Officer under circumstances that did not entitle him to severance compensation and benefits under the 2000 Severance Plan. As a result, the Company did not pay Mr. Alston any severance upon his resignation.

In March 2014, Mr. Miller resigned from his position as the Company’s Chief Financial Officer under circumstances that entitled him, upon termination of his employment with the Company, to severance compensation and benefits under the 2000 Severance Plan. Accordingly, upon the termination of Mr. Miller’s employment on June 3, 2014, we entered into an employment separation agreement with Mr. Miller pursuant to which we will, in accordance with the terms of the 2000 Severance Plan, to (i) pay to Mr. Miller the aggregate sum of $838,908 in monthly installments over a one-year period and (ii) provide Mr. Miller with continued health care insurance coverage for a period of 18 months following the termination of his employment. Benefits under the 2000 Severance Plan do not include the acceleration of vesting of any equity incentive awards.

Benefits

We currently provide the following benefits to our executive officers, including our named executive officers, generally on the same basis as these benefits are provided to all of our employees:

•	401(k) Plan

•	Health, dental and vision insurance

•	Life insurance

•	Short- and long-term disability insurance

•	Vacation

•	Opportunity to participate in our Employee Stock Purchase Plan (under which shares of our Common Stock can be purchased at a discount)

The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. In addition, we pay relocation benefits to our executive officers when appropriate.

Although it is not our practice to provide our executive officers with significant perquisites, in recognition of Mr. Ginsberg’s status as a founder of the Company, his contributions to the success of the Company, and his long tenure with the Company, during 2013, the Company paid the monthly lease payments for a car that was used by Mr. Ginsberg, our Chief Innovation Officer during 2013 and, since October 2013, our Acting CEO, for both business and personal use. The total amount of such payments for 2013 was $30,011. See the “Summary Compensation Table,” beginning on page 42, for additional information regarding this benefit.

Risk Assessment

Our Compensation Committee periodically reviews our compensation policies, practices and programs to help ensure that they do not encourage excessive risk taking by our executive officers and employees. In structuring the executive officers’ compensation program for 2013, the Compensation Committee, with the assistance of FWC, assessed the risks arising from the Company’s compensation program and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. We believe that excessive risk taking by our executive officers and employees is not encouraged by the Company’s compensation programs for the following reasons:

•	Our incentive plans are market-driven and appropriately balance between short-term and long-term performance and cash and equity compensation, with a meaningful percentage focused on long-term equity compensation.

•	Our incentive programs pay for performance against financial targets that include a profit metric and are set to be challenging yet achievable in order to motivate a high degree of business performance over one to two years.

•	The Company Bonuses (see “Cash Bonuses” below) provided for in our 2013 Senior Officer Bonus Plan were set at competitive levels and were based on the Company’s achievement of certain financial performance goals, and the maximum Company Bonuses payable under such plan were capped at specified percentages of annual base salary. The Company has implemented internal controls, oversight and other safeguards that help detect and discourage behavior involving excessive risk taking by its executive officers and other employees. To reinforce our commitment to ethical conduct and discourage excessive risk taking, Ixia’s 2013 Senior Officer Bonus Plan includes a “clawback” provision which states that the Compensation Committee has the absolute right not to pay, to delay the payment of, or to recover all or a portion of, any bonus awarded to an officer under such plan if the Company’s 2013 financial statements are restated.

•	2013 grants of long-term equity incentive compensation consisted of a mix of “time-based” NSOs and “time-based” and “performance-based” RSUs. The performance-based RSUs only become eligible for vesting if the Company achieves above a pre-set combined two-year financial performance target for the period comprising the Company’s 2013 and 2014 fiscal years, thus serving both a retention and a longer term performance function and increasing the emphasis on longer term stock price growth. The time-based NSOs have exercise prices equal to the closing sales price on the date of grant and therefore only have value if our share price increases, thus aligning our executive officers’ interests with the interests of our shareholders. The value of both time-based and performance-based RSUs also increases as our share price increases, further aligning those interests.

•	Ixia’s long-term performance-based RSUs granted in 2013 include a forfeiture provision which states that if the Company restates its financial statements for any reason for all or any portion of fiscal 2013 and/or 2014, then to the extent that performance-based RSUs have previously become earned and subject to vesting and, based on the restated financial statements and as measured against the metrics that determined the extent to which the grants had been earned, should not have become so earned and subject to vesting, the Committee may in its discretion and to the extent that earned and unvested RSUs remain outstanding, require that the earned and unvested RSUs that should not have become earned be cancelled and forfeited for no value.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to a named executive officer (other than our chief financial officer) to the extent that compensation paid to him or her is not performance-based and exceeds $1 million in any year.

Qualifying performance-based compensation, including compensation attributable to the issuance, exercise or vesting of equity incentives, such as nonstatutory stock options (or any other equity-based instrument for which the amount of compensation received (i) is dependent solely on an increase in the value of common stock after the date of grant), and (ii) RSUs that vest based on the achievement of certain performance criteria, will not be subject to the deductibility limitation if certain conditions are met.

The base salaries, cash bonuses and incentive components (other than stock options and certain RSUs granted under our equity-based incentive plans) of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). Our Second Amended and Restated 2008 Equity Incentive Plan, as amended, allows us to grant performance-based equity compensation (for example, RSUs that vest or become eligible for vesting based on the Company’s achievement of financial performance metrics) that is intended to qualify as deductible performance-based compensation under Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board or our Committee in establishing appropriate levels of compensation or structuring incentive programs. Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board and our Committee may nonetheless elect to provide the compensation in order to achieve our compensation objectives. For 2013, our compensation program was designed so that all compensation paid to our named executive officers would be deductible under Section 162(m).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes information for the years ended December 31, 2011, 2012 and 2013 about compensation earned for services performed in all capacities for Ixia and its subsidiaries in each of such years by (i) our Acting Chief Executive Officer, (ii) our former Chief Executive Officer, (iii) our former Chief Financial Officer and (iv) each of the Company’s three most highly compensated executive officers (other than our Acting Chief Executive Officer and our former Chief Financial Officer) serving at December 31, 2013. The individuals listed below are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Errol Ginsberg	2013	459,538	1,326,992	158,680	94,368	30,011	(7)	2,069,589
Acting Chief Executive	2012	421,654	785,853	962,655	392,587	20,239		2,582,988
Officer and Chief	2011	390,000	276,777	1,009,836	201,644	19,481		1,897,738
Innovation Officer(6)

Victor Alston	2013	467,308	1,495,116	116,544	—	8,385		2,087,353
Former President and	2012	403,808	917,900	1,639,082	586,924	7,297		3,555,011
Chief Executive Officer(8)	2011	310,000	168,237	737,581	137,384	18,458		1,371,660

Thomas B. Miller	2013	321,923	502,560	58,272	—	3,640		886,395
Former Chief Financial	2012	298,654	336,791	411,512	269,077	5,576		1,321,610
Officer(9)	2011	290,000	166,428	605,903	128,520	23,693		1,214,544

Alan Grahame	2013	341,923	707,772	104,890	94,080	24,273		1,272,938
Senior Vice President,	2012	316,231	400,218	488,452	287,016	33,420		1,525,337
Worldwide Sales	2011	300,000	166,428	605,903	132,952	24,066		1,229,349

Ronald W. Buckly	2013	350,000	441,834	38,848	91,342	3,640		925,714
Senior Vice President,	2012	321,846	336,791	638,506	295,985	12,588		1,605,716
Corporate Affairs and	2011	300,000	166,428	605,903	132,952	3,250		1,208,533
General Counsel

Raymond de Graaf	2013	304,808	383,202	62,157	80,640	3,640		834,447
Vice President, Operations

(1)	Includes amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan. For Messrs. Alston, Buckly and de Graaf, includes amounts paid in lieu of paid time off.
(2)	Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the actual amounts that the named executive officer will realize upon the vesting of such RSUs. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq Global Select Market.
(3)	Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation that the named executive officers will actually realize. The grant date fair value of each option grant is estimated based on the fair value on the date of grant and using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014. Amounts shown in this column do not include the value of certain performance-based nonstatutory stock options that, for accounting purposes only, were deemed forfeited and regranted as a result of the restatement in April 2013 of certain of our previously issued financial statements. The aggregate grant date fair value of such stock options, computed as provided in this Footnote 3 as of the deemed date of regrant, for Messrs. Ginsberg, Alston, Miller, Grahame, Buckly and de Graaf was $929,455, $631,657, $507,135, $507,135, $507,135 and $411,530, respectively. See Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	For 2013, the amounts shown for Messrs. Ginsberg, Grahame, Buckly and de Graaf represent the amounts paid under our 2013 Senior Officer Bonus Plan based on the extent to which for 2013 (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) in the case of Messrs. Grahame, Buckly and de Graaf, such officer achieved individual objectives assigned to the officer for 2013. For 2012, the amounts shown for Messrs. Ginsberg, Alston, Miller, Grahame and Buckly represent or include the amounts paid under our 2012 executive officer bonus plan based on the extent to which for 2012 (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) in the case of Messrs. Miller, Grahame and Buckly, the Company achieved certain non-financial Company objectives. For 2012, the amounts shown for Messrs. Miller, Grahame and Buckly also include the amounts paid under our 2012-2013 Executive Officer Integration Bonus Plan based on the extent to which the Company achieved 2012 bookings goals and employment rates of attrition goals for Anue and BreakingPoint. For 2011, the amounts shown for the named executive officers were paid under our 2011 Executive Officer Bonus Plan and were based on the extent to which for 2011 (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) each officer achieved individual objectives assigned to the officer for 2011.
(5)	The amounts shown in this column for 2013 include (i) matching contributions that the Company made under its 401(k) Plan of $2,500 allocated to the accounts of each of Messrs. Ginsberg, Miller, Grahame, Buckly and de Graaf; (ii) the cash value of awards to Messrs. Ginsberg ($8,657), Alston ($7,245) and Grahame ($20,633) under the Company’s President’s Club and employee reward programs; and (iii) $1,140 paid by the Company for term life insurance for the benefit of each of the named executive officers.
(6)	Mr. Ginsberg serves as our Chairman and Chief Innovation Officer and, in October 2013, was appointed to the additional position of Acting Chief Executive Officer.
(7)	The amount shown for Mr. Ginsberg for 2013 includes $11,700 of the total $30,011 annual payment made by Ixia for a leased car provided to Mr. Ginsberg, which amount is attributed to Mr. Ginsberg’s personal use of the car, plus $6,013 paid as a tax gross up for related personal income taxes.
(8)	Mr. Alston resigned from the position of President and Chief Executive Officer in October 2013.
(9)	Mr. Miller resigned from the position of Chief Financial Officer in March 2014.

Grants of Plan-Based Awards

The following table sets forth certain information concerning potential payouts under grants of awards under our equity incentive plans during 2013 to our named executive officers. This table does not reflect the deemed regrant of certain performance-based nonstatutory stock options that, for accounting purposes, were deemed forfeited and regranted in 2013 as a result of our restatement in April 2013 of certain of our previously issued financial statements. See Footnote 3 to the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Executive Officer	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Errol Ginsberg		31,150	(6)	311,500	(7)	560,700	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		1,890	(9)	56,700	(10)	—	—	—	—	1,187,298
	02/07/13	—		—		—		—		—		—	4,100	—	—	85,854
	02/07/13	—		—		—		—		—		—	—	12,500	20.94	97,120
	11/05/13	—		—		—		—		—		—	4,000	—	—	53,840
	11/05/13	—		—		—		—		—		—	—	12,000	13.46	61,560

Victor Alston		50,000	(6)	500,000	(7)	900,000	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		2,213	(9)	66,400	(10)	—	—	—	—	1,390,416
	02/07/13	—		—		—		—		—		—	5,000	—	—	104,700
	02/07/13	—		—		—		—		—		—	—	15,000	20.94	116,544

Thomas B. Miller		14,850	(6)	198,000	(7)	316,800	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		717	(9)	21,500	(10)	—	—	—	—	450,210
	02/07/13	—		—		—		—		—		—	2,500	—	—	52,350
	02/07/13	—		—		—		—		—		—	—	7,500	20.94	58,272

Alan Grahame		15,750	(6)	210,000	(7)	336,000	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		977	(9)	29,300	(10)	—	—	—	—	613,542
	02/07/13	—		—		—		—		—		—	4,500	—	—	94,230
	02/07/13	—		—		—		—		—		—	—	13,500	20.94	104,890

Ronald W. Buckly		15,300	(6)	204,000	(7)	326,400	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		650	(9)	19,500	(10)	—	—	—	—	408,330
	02/07/13	—		—		—		—		—		—	1,600	—	—	33,504
	02/07/13	—		—		—		—		—		—	—	5,000	20.94	38,848

Raymond de Graaf		13,500	(6)	180,000	(7)	288,000	(8)	—		—		—	—	—	—	—
	02/07/13	—		—		—		520	(9)	15,600	(10)	—	—	—	—	326,664
	02/07/13	—		—		—		—		—		—	2,700	—	—	56,538
	02/07/13	—		—		—		—		—		—	—	8,000	20.94	62,157

(1)	These amounts represent cash incentive bonuses potentially payable to our named executive officers under our 2013 Senior Officer Bonus Plan (the “2013 Bonus Plan”). Under the 2013 Bonus Plan, (i) each eligible officer was entitled to receive an annual bonus (his “annual bonus opportunity”) based on the degree to which the Company achieved pre-established financial performance goals for 2013; and (ii) each eligible officer (other than Messrs. Alston and Ginsberg) was entitled to receive an individual bonus based on the degree to which he achieved individual objectives assigned to him for 2013.

Under the 2013 Bonus Plan, our Compensation Committee established financial performance targets for 2013, consisting of revenue and adjusted operating income targets, and a formula for determining annual and individual bonuses based on a specified percentage of an officer’s base salary. “Adjusted operating income” means the Company’s operating income from continuing operations calculated on a consolidated basis for the year ended December 31, 2013 after taking into account any bonuses payable under the 2013 Bonus Plan and under the Company’s 2013 employee bonus plan, and as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income. The actual amount paid to each named executive officer for 2013 under our 2013 Bonus Plan is set forth in the “Non-Equity Incentive Plan” column in the Summary Compensation Table above.

(2)	These awards represent performance-based restricted stock units (“RSUs”) granted under our Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”). The number of RSUs that are earned by an officer will be based on the percentage degree to which the Company achieves a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2013 and 2014 fiscal years (the “Operating Profit Target”). No RSUs will be earned unless the Company achieves in excess of 66.7% of the Operating Profit Target. To the extent that the RSUs are earned and become eligible for vesting, 50% of the earned RSUs will vest immediately and the shares covered thereby will be issued, while the remaining 50% will vest and the shares covered thereby will be issued in eight equal quarterly installments with the first of such installments vesting on May 15, 2015 and one additional installment vesting on the 15th day of the second month of each calendar quarter thereafter, provided the officer remains an employee of the Company from the grant date through the applicable vesting date.

(3)	These awards consist of RSUs awarded under the 2008 Plan. These RSUs vest and the shares covered thereby will be issued in 16 equal quarterly installments over approximately four years following the award date as long as the officer remains an employee of the Company.
(4)	These awards consist of NSOs granted under the 2008 Plan. These NSOs vest and become exercisable in 16 equal quarterly installments over approximately four years following the grant date as long as the officer remains an employee of the Company. The NSOs have a maximum term of seven years subject to earlier termination.
(5)	Stock awards and option awards are shown at their aggregate grant fair value computed in accordance with FASB ASC Topic 718, and such amounts are not necessarily indicative of the compensation actually received or realized upon the vesting or exercise of such equity incentives. The fair value of each option grant is estimated based on the fair value on the date of grant and using the Black-Scholes option pricing model. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq. Assumptions used to calculate the fair value of our options are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014.
(6)	The amount shown represents the estimated “threshold” payout under the 2013 Bonus Plan and assumes that (i) the Company achieved the revenue and operating income goals required for the payment of 10% of an officer’s annual bonus opportunity under the 2013 Bonus Plan; and (ii) in the case of Messrs. Miller, Grahame, Buckly and de Graaf, the officer did not achieve any of the individual objectives required for the payment to him of an individual bonus under the 2013 Bonus Plan.
(7)	The amount shown represents the “target” payout under the 2013 Bonus Plan and assumes that (i) the Company achieved the revenue and adjusted operating income goals required for the payment of 100% of an officer’s annual bonus opportunity under the 2013 Bonus Plan; and (ii) in the case of Messrs. Miller, Grahame, Buckly and de Graaf, the officer achieved 100% of the individual objectives required for the payment to him of his maximum individual bonus under the 2013 Bonus Plan.
(8)	The amount shown represents the “maximum” payout under the 2013 Bonus Plan and assumes that (i) the Company achieved the revenue and adjusted operating income goals required for the payment of an officer’s maximum annual bonus opportunity (i.e., 81% to 180% of his annual base salary) under the 2013 Bonus Plan; and (ii) in the case of Messrs. Miller, Grahame, Buckly and de Graaf, the officer achieved 100% of the individual objectives required for the payment to him of his maximum individual bonus under the 2013 Bonus Plan.
(9)	The amount shown represents an estimated “threshold” payout of the number of performance-based RSUs that will become earned and eligible for vesting if the Company achieves 67.7% of the Operating Profit Target that has been established as a financial performance goal for purposes of the RSUs (i.e., 1% above the threshold performance level at which the RSUs would be forfeited).
(10)	The amount shown represents the “target” payout of the number of performance-based RSUs that will become earned and eligible for vesting if the Company achieves 100% of the Operating Profit Target that has been established as a financial performance goal for purposes of the RSUs.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2013 by our named executive officers. The table does not reflect any deemed cancellation or regrant of certain performance-based options and RSUs that, for accounting purposes, were deemed forfeited, or forfeited and regranted, in 2013 as a result of our restatement in April 2013 of certain of our previously issued financial statements. See Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on June 23, 2014.

	Option Awards										Stock Awards
Executive Officer	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date		Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)
Errol Ginsberg	05/28/08	6,250		—		—		7.99	05/28/15		02/08/11	4,782		$63,648
	02/19/09	46,875		—		—		5.00	02/19/16		03/16/12	14,063		187,179
	03/12/10	45,000		5,625		—		8.88	03/12/17		03/16/12	16,667	(4)	221,838
	03/12/10	61,250	(5)	8,750	(5)	—		8.88	03/12/17		12/13/12	12,525		166,708
	02/08/11	47,437		21,563		—		18.09	02/08/18		02/07/13	56,700	(6)	754,677
	02/08/11	63,750	(7)	21,250	(7)	—		18.09	02/08/18		02/07/13	3,332		44,349
	03/16/12	32,811		42,189		—		12.66	03/16/19		11/05/13	3,334		44,376
	03/16/12	—		—		50,000	(8)	12.66	03/16/19
	12/13/12	12,500		37,500		—		15.47	12/13/19
	02/07/13	2,343		10,157		—		20.94	02/07/20
	11/05/13	2,000		10,000		—		13.46	11/05/20

Victor Alston	02/19/09	19,687		—		—		5.00	01/21/14	(9)
	03/12/10	44,688		—		—		8.88	01/21/14	(9)
	03/12/10	56,874		—		—		8.88	01/21/14	(9)
	02/08/11	26,250		—		—		18.09	01/21/14	(9)
	02/08/11	48,125		—		—		18.09	01/21/14	(9)
	02/02/12	16,874		—		—		12.74	01/21/14	(9)
	05/11/12	45,311		—		—		11.60	01/21/14	(9)
	12/13/12	11,250		—		—		15.47	01/21/14	(9)
	02/07/13	1,874		—		—		20.94	01/21/14	(9)

Thomas B. Miller	03/12/10	46,763		4,063		—		8.88	03/12/17		02/08/11	2,875		38,266
	03/12/10	60,937	(5)	4,063	(5)	—		8.88	03/12/17		02/02/12	6,188		82,362
	02/08/11	28,462		12,938		—		18.09	02/08/18		02/02/12	7,300	(4)	97,163
	02/08/11	38,250	(7)	12,750	(7)	—		18.09	02/08/18		12/13/12	5,025		66,883
	02/02/12	14,436		18,564		—		12.74	02/02/19		02/07/13	2,032		27,046
	02/02/12	—		—		22,000	(8)	12.74	02/02/19		02/07/13	21,500	(6)	286,165
	12/13/12	5,000		15,000		—		15.47	12/13/19
	02/07/13	1,406		6,094		—		20.94	02/07/20

Alan Grahame	02/19/09	2,188		—		—		5.00	02/19/16		02/08/11	2,875		38,266
	03/12/10	16,250		4,063		—		8.88	03/12/17		02/02/12	7,313		97,336
	03/12/10	60,937	(5)	4,063	(5)	—		8.88	03/12/17		02/02/12	8,700	(4)	115,797
	02/08/11	28,462		12,938		—		18.09	02/08/18		12/13/12	6,000		79,860
	02/08/11	38,250	(7)	12,750	(7)	—		18.09	02/08/18		02/07/13	3,657		48,675
	02/02/12	17,061		21,939		—		12.74	02/02/19		02/07/13	29,300	(6)	389,983
	02/02/12	—		—		26,000	(8)	12.74	02/02/19
	12/13/12	6,000		18,000		—		15.47	12/13/19
	02/07/13	2,531		10,969		—		20.94	02/07/20

	Option Awards									Stock Awards
Executive Officer	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)
Ronald W. Buckly	05/02/07	86,250		—		—		8.90	06/30/15	02/08/11	2,875		38,266
	03/12/10	60,937		4,063		—		8.88	03/12/17	02/02/12	6,188		82,362
	03/12/10	60,937	(5)	4,063	(5)	—		8.88	03/12/17	02/02/12	7,300	(4)	97,163
	02/08/11	28,462		12,938		—		18.09	02/08/18	12/13/12	5,025		66,883
	02/08/11	38,250	(7)	12,750	(7)	—		18.09	02/08/18	02/07/13	1,300		17,303
	02/02/12	14,436		18,564		—		12.74	02/02/19	02/07/13	19,500	(6)	259,545
	02/02/12	—		—		22,000	(8)	12.74	02/02/19
	06/07/12	21,875		28,125		—		10.99	06/07/19
	12/13/12	5,000		15,000		—		15.47	12/13/19
	02/07/13	936		4,064				20.94	02/07/20

Raymond de Graaf	02/19/09	1,563		—		—		5.00	02/19/16	02/08/11	1,782		23,718
	03/12/10	12,500		3,125		—		8.88	03/12/17	02/02/12	4,219		56,155
	03/12/10	12,500	(5)	3,125	(5)	—		8.88	03/12/17	02/02/12	5,000	(4)	66,550
	02/08/11	17,530		7,970		—		18.09	02/08/18	12/13/12	3,000		39,930
	02/08/11	31,875	(7)	10,625	(7)	—		18.09	02/08/18	02/07/13	2,194		29,202
	02/02/12	9,843		12,657		—		12.74	02/02/19	02/07/13	15,600	(6)	207,636
	02/02/12	—		—		15,000	(8)	12.74	02/02/19
	12/13/12	3,000		9,000		—		15.47	12/13/19
	02/07/13	1,500		6,500		—		20.94	02/07/20

(1)	Unless otherwise indicated, stock options vest and become exercisable in installments over approximately four years following the date of grant.
(2)	Unless otherwise indicated, RSUs vest and the shares covered thereby will be automatically issued in 16 equal quarterly installments over approximately four years following the date of the award.
(3)	Market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $13.31 on December 31, 2013, as reported on Nasdaq.
(4)	These RSUs were granted in 2012 as performance-based RSUs. The number of performance-based RSUs that will be earned by the named executive officer (other than Mr. Miller whose employment has terminated) and that will become eligible for vesting will be based on the extent to which the Company achieved the Compensation Committee-approved pre-set target of Non-GAAP Operating Profit per Average Number of Shares Outstanding (“Operating Profit Per Share”) for the Company’s combined 2012 and 2013 fiscal years. The Operating Profit Per Share target for the 2012 and 2013 fiscal years at which named executive officers would earn 100% of their performance-based RSUs was set at $1.79 per share. Based on the combined Operating Profit Per Share achieved by the Company for fiscal 2012 and 2013 (approximately $2.23), each of Messrs. Ginsberg, Grahame, Buckly and de Graaf is expected to earn 100% of his performance-based RSUs, of which 50% will vest on the date on which the Compensation Committee certifies the 2012-2013 Operating Profit Per Share, which date is expected to be on or about June 24, 2014, and the remaining 50% will vest in eight equal installments with the first of such installments vesting on the date of such certification and one additional installment vesting on August 15, 2014 and on the 15th day of the second calendar month of each of the six calendar quarters thereafter as long as the named executive officer remains an employee of the Company.
(5)	These options were granted in 2010 as performance-based NSOs. The number of performance-based NSOs that were earned by the named executive officer and became eligible for vesting was based on the percentage degree to which the Company achieved the target Operating Profit Per Share for the Company’s combined 2010 and 2011 fiscal years. Based on the combined Operating Profit Per Share achieved by the Company for fiscal 2010 and 2011, each named executive officer earned 100% of his performance-based NSOs, of which 50% vested and became exercisable on March 16, 2012, and the remaining 50% of the earned NSOs vest in eight equal quarterly installments with the first of such installments vesting on June 30, 2012 and one additional installment vesting on the last day of the seven calendar quarters thereafter as long as the named executive officer remains an employee of the Company.
(6)	These RSUs were granted in 2013 as performance-based RSUs. Up to 100% of these RSUs may be earned and 50% of any earned RSUs will vest and the shares covered thereby will be automatically issued in the first calendar quarter of 2015 based on the extent to which the Company achieves the target Operating Profit Per Share for the Company’s combined 2013 and 2014 fiscal years approved by the Compensation Committee. The remaining 50% of any earned RSUs will vest and the shares covered thereby will be automatically issued in eight equal quarterly installments commencing May 15, 2015 as long as the executive officer remains an employee of the Company.
(7)	These options were granted in 2011 as performance-based NSOs. The number of performance-based NSOs that was earned by the named executive officer and became eligible for vesting was based on the percentage degree to which the Company achieved the target Operating Profit Per Share for the Company’s combined 2011 and 2012 fiscal years. Based on the 2011-2012 combined Operating Profit Per Share, each named executive officer earned approximately 35% of his performance-based NSOs. In recognition of the post-acquisition financial results achieved by Anue and BreakingPoint and the significant efforts undertaken by the Company’s officers with respect to the integration of Anue and BreakingPoint into the Company, the Compensation Committee decided to treat all such performance-based NSOs as earned in full and eligible for vesting. Accordingly, 56.25% of such NSOs vested and became exercisable on April 12, 2013, and the remaining 43.75% of such NSOs vest in seven equal quarterly installments with the first of such installments vesting on June 30, 2013 and one additional installment vesting on the last day of each of the six calendar quarters thereafter as long as the named executive officer remains an employee of the Company.

(8)	These options were granted in 2012 as performance-based NSOs. The number of performance-based NSOs that will be earned by the named executive officer and that will therefore become eligible for vesting will be based on the percentage degree to which the Company achieved the target Operating Profit Per Share for the Company’s combined 2012 and 2013 fiscal years. Based on the 2012-2013 combined Operating Profit Per Share, each named executive officer is expected to earn 100% of his performance-based NSOs. Accordingly, 50% of such earned NSOs will vest and become exercisable on the date on which the Compensation Committee certifies the 2012-2013 Operating Profit Per Share, which date is expected to be on or about June 24, 2014, and the remaining 50% will vest in eight equal installments with the first of such installments vesting on the date of such certification and one additional installment vesting on June 30, 2014 and on the last day of each of the six calendar quarters thereafter as long as the named executive officer remains an employee of the Company.
(9)	Mr. Alston resigned on October 24, 2013. Upon his resignation, he forfeited all of his unvested NSOs. His vested NSOs remained exercisable for 90 days following the date of his resignation (i.e., through January 21, 2014).

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units (“RSUs”) during 2013 for our named executive officers.

	Option Awards(1)		Stock Awards(1)
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Errol Ginsberg	6,250	34,500	15,018	247,219
Victor Alston	3,750	15,875	12,838	228,614
Thomas B. Miller	14,174	165,020	7,193	118,255
Alan Grahame	97,499	1,291,042	9,487	160,521
Ronald W. Buckly	63,125	578,113	8,119	138,701
Raymond de Graaf	70,312	832,227	5,588	95,153

(1)	All information provided in this table relates to stock options and RSUs awarded under our Amended and Restated 1997 Equity Incentive Plan or our Second Amended and Restated 2008 Equity Incentive Plan.
(2)	The value realized equals the difference between the closing sales price of Ixia Common Stock on the exercise date, as reported on Nasdaq, and the option exercise price, multiplied by the number of shares for which the option was exercised.
(3)	The value realized equals the closing sales price of Ixia Common Stock on the vesting date, as reported on Nasdaq, multiplied by the number of shares as to which the RSUs vested.

Pension Benefits/Nonqualified Deferred Compensation Plans

Ixia’s named executive officers did not receive any benefits in 2013 from Ixia under deferred pension or deferred contribution plans other than benefits under Ixia’s 401(k) Plan described in Footnotes 1 and 5 to the Summary Compensation Table above. Ixia does not maintain a nonqualified deferred contribution or other deferred compensation plan for its executive officers.

Termination of Employment and Change-in-Control Arrangements

Our named executive officers who are currently employed by the Company are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in the best interests of our Company and its shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason even in the absence of a change-in-control. Furthermore, we believe that severance and change-in-control benefits are effective in recruiting and retaining executive officers.

Under our severance plans, our executive officers are entitled to receive severance compensation and benefits following a termination of their employment, if such termination is non-temporary, involuntary and without cause or if an officer terminates voluntarily his or her employment under certain limited circumstances (e.g., a material diminution in base salary). In addition, if there is a change-in-control in the Company, an eligible officer will receive benefits under the severance plan if his or her employment terminates under certain circumstances in connection with the change-in-control. The amount of the severance compensation and benefits payable upon termination of employment under circumstances entitling an officer to severance can vary depending on which of our severance plans an officer participates in. As a condition of receiving severance benefits, an officer who is entitled to receive benefits under a severance plan must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation and non-disparagement provisions.

In September 2000, the Company adopted the Ixia Officer Severance Plan (as amended through December 31, 2008, the “2000 Severance Plan”). Under the 2000 Severance Plan (as originally adopted by the Company), each officer was entitled to severance pay based on a formula that took into account the officer’s highest annual compensation, the number of years employed by us and the highest office attained prior to termination. If there were a change-in-control in the Company, an eligible officer would receive benefits under the 2000 Severance Plan if the officer resigned (i) for any reason within one year following the change-in-control or (ii) for “good reason” within two years following the change-in-control.

Effective January 1, 2009, the Company in effect adopted a second officer severance plan by amending and restating the 2000 Severance Plan (as so amended and restated, the “2009 Severance Plan”), while also retaining the 2000 Officer Severance Plan as in effect on December 31, 2008 as a separate officer severance plan in substantially its then current form. As compared to the 2000 Severance Plan, the 2009 Severance Plan provides for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment. Each executive officer was afforded an opportunity to irrevocably elect whether to remain a participant in the 2000 Severance Plan or to become a participant in the 2009 Severance Plan. The 2009 Severance Plan currently applies to all executive officers other than Mr. Ginsberg, who elected to remain a participant under the 2000 Severance Plan as in effect prior to the adoption of the 2009 Severance Plan. Mr. Alston, our former President and Chief Executive Officer, and Tom Miller, our former Chief Financial Officer, also elected to remain as participants in the 2000 Severance Plan.

In March 2011, the Board amended the 2000 Severance Plan to terminate the “single trigger” right of an eligible officer to elect severance benefits under the 2000 Severance Plan if he or she terminates his or her employment unilaterally, without good reason and within one year following a change-in-control. The amendment became effective with respect to all then eligible officers (i.e., Messrs. Ginsberg, Miller and Alston) under the 2000 Severance Plan on March 22, 2012. Under the 2000 Severance Plan as amended in March 2011, in the event of a change-in-control, an eligible officer is now entitled to receive severance benefits in the event of a voluntary termination only if the officer terminates his or her employment for good reason within two years after such change-in-control.

Severance benefits under both the 2000 Severance Plan and the 2009 Severance Plan include continuation, at our expense, of health care insurance for a period of 18 months following termination of employment. Severance benefits are not payable if termination of an eligible officer’s employment occurs under certain circumstances specified in the 2000 or 2009 Severance Plan, as applicable, including as a result of retirement or a termination of an officer by the Company for “cause” (as defined in the applicable Plan).

The Board adopted the 2009 Severance Plan principally to provide severance benefits that were deemed to be more competitive with the benefits offered by certain of our then peer group companies. Based in part on the 2000 Severance Plan, the 2009 Severance Plan also reflects then current market data concerning, and trends and developments in, severance and change-in-control benefits and practices. Although there are many similarities between the provisions contained in the 2009 Severance Plan and the 2000 Severance Plan, the 2009 Severance Plan differs from the 2000 Severance Plan in several material respects. The principal differences between the 2009 Severance Plan and the 2000 Severance Plan include:

•

The 2009 Severance Plan changes the formula for paying severance benefits in a non-change-in-control context by reducing the number of years-of-service categories used in calculating cash severance compensation from four categories under the 2000 Severance Plan (i.e., less than one year, one year to less than three years, three years to less than five years and five or more years) to two categories under the 2009 Severance Plan (i.e., less than one year and one year or more). The formula also no longer differentiates among four officer categories; the only categories under the 2009 Severance Plan are the Chief Executive Officer and officers other than the Chief Executive Officer. The percentage multipliers against annual compensation for the purpose of calculating general severance cash benefits has been changed in the 2009 Severance Plan to (a) either 100% or 200%, depending on years of service, for the Chief Executive Officer (as compared to a range under the 2000 Severance Plan of from 65% to 300% depending on years of service) and (b) either 50% or 100%, depending on years of service, for other eligible officers (as compared to a range under the 2000 Severance Plan of 50% to 140%, depending on the officer’s position and years of service).

•	Unlike the 2000 Severance Plan, the 2009 Severance Plan provides for a separate formula for payments upon a change-in-control. In such case, under the 2009 Severance Plan, the Chief Executive Officer would be paid 200% of his annual compensation and the other eligible officers would be paid 125% of their annual compensation. The 2009 Severance Plan does not provide for the severance benefits payable upon a change-in-control to depend in part on the length of time the eligible officer was employed by the Company.

•	The 2009 Severance Plan generally provides that in the event of a change-in-control, all unvested equity awards (other than rights granted under the Company’s Employee Stock Purchase Plans and rights granted after the effective date of the change-in-control) would automatically vest if an eligible officer’s employment is terminated by the Company without cause within two years following the change-in-control. In the case of stock options, such options would immediately become exercisable in full and remain exercisable for at least one year following termination of employment. The 2009 Severance Plan also provides that in the event of a qualifying non-change-in-control termination of employment, the vesting of equity awards (other than rights granted under the Company’s Employee Stock Purchase Plan) would accelerate for awards scheduled to vest within 12 months following the termination of employment, and all vested awards would remain exercisable for at least 90 days following termination. Under the 2000 Severance Plan, there are no comparable provisions for the acceleration of equity incentive awards in the event of a termination of employment either following a change-in-control or in connection with a qualifying non-change-in-control termination of employment.

•	The 2000 Severance Plan defines “annual compensation” as the highest annual cash compensation (i.e., base salary plus bonus for the prior year) paid by the Company to an eligible officer during the employment period. Under the 2009 Severance Plan, in the change-in-control context, “annual compensation” is cash compensation during the most recent calendar year (defined as base salary plus target bonus), and in the non-change-in-control context, it is the officer’s current annual base salary rate plus the average annual bonus earned by the officer over the prior three-year period.

•	The 2009 Severance Plan includes changes from the 2000 Severance Plan in the definitions of “cause” and “good reason.”

General Severance Compensation. Under each of the 2000 Severance Plan and the 2009 Severance Plan, the eligible officers are entitled to receive general severance compensation and benefits if their employment terminates under certain conditions, other than in connection with a change-in-control of the Company. The circumstances under which an eligible officer is entitled to general severance compensation and benefits include but are not limited to the officer’s termination by the Company other than for “cause” (as defined in each Plan) and the officer’s voluntary termination following a material reduction (e.g., more than 10%) in his or her annual base salary.

The amount of general severance cash compensation that an eligible officer is entitled to receive is calculated based on a formula that takes into account (i) in the case of the 2009 Severance Plan, the officer’s most recent annual compensation (defined as provided above) or, in the case of the 2000 Severance Plan, the officer’s highest annual compensation (defined as provided above), (ii) the length of the officer’s employment with the Company and (iii) the officer’s position. Specifically, under the 2009 Severance Plan, the Company’s Chief Executive Officer would be eligible to receive general severance cash compensation equal to 100% of annual compensation if he or she has been employed by the Company for less than one year prior to termination or 200% of such compensation if he or she has been employed for one or more years prior to termination. Other eligible officers would be eligible to receive general severance cash compensation equal to 50% of annual compensation if they have been employed by the Company for less than one year prior to termination or 100% of annual compensation if they have been employed by the Company for one or more years prior to termination.

Under the 2000 Severance Plan, Mr. Ginsberg is, and Mr. Miller prior to the termination of his employment in March 2014 was, eligible to receive general severance cash compensation (without any accelerated vesting of equity incentive awards) equal to the following specified percentages of highest annual compensation based on years of service and the highest office attained prior to termination (Mr. Ginsberg has, and Mr. Miller prior to his resignation had, served as an executive officer of the Company for more than five years):

Length of Employment Period	Ginsberg	Miller
≥One Year but <Three Years	N/A	N/A
≥Three Years but <Five Years	N/A	N/A
≥ Five Years	300%	140%

Under the 2009 Severance Plan, if an eligible officer is entitled to receive general severance compensation and benefits, then upon termination of employment the vesting of his or her equity incentive awards (other than under the Company’s Employee Stock Purchase Plan) will generally be accelerated by 12 months and, in the case of exercisable securities, will remain exercisable for the longer of (i) the period specified in the applicable equity award agreement or (ii) 90 days following the termination of the officer’s employment with the Company.

Change-in-Control Severance Compensation. In the event of a change-in-control (as defined in the 2009 Severance Plan) of the Company and in lieu of the general severance compensation and benefits described above, an eligible officer is entitled to receive change-in-control severance compensation and benefits if, in connection with or within two years following the change-in-control, the officer elects for “good reason” (as defined in the 2009 Severance Plan) to terminate his or her employment with the Company or an acquiror or is terminated by the Company or an acquiror without “cause” (as defined in the 2009 Severance Plan). Under the 2000 Officer Severance Plan, in the event of a change-in-control (as defined in the 2000 Severance Plan) of the Company, an eligible officer is currently entitled to receive change-in-control severance compensation and benefits under the 2000 Severance Plan if within two years following the change-in-control, the officer elects to terminate his or her employment with the Company for good reason.

The amount of change-in-control severance cash compensation that an eligible officer is entitled to receive under the 2009 Severance Plan is calculated based on the officer’s most recent annual compensation (as defined above). Specifically, the Company’s Chief Executive Officer is eligible to receive change-in-control severance compensation equal to 200% of annual compensation, and other eligible officers are eligible to receive change-in-control severance compensation equal to 125% of such compensation. If an eligible officer is entitled to receive change-in-control severance compensation as a result of a termination by the Company or an acquiror without cause, then upon termination of employment the vesting of his or her equity incentive awards (other than under the Company’s Employee Stock Purchase Plan) will generally vest to the extent then unvested and, in the case of exercisable securities, will remain exercisable for the longer of (a) the period specified in the applicable equity award agreement or (b) one year following the termination of the officer’s employment. The amount of change-in-control cash compensation that an eligible officer is entitled to receive under the 2000 Severance Plan is the same as the amount that he would receive as general severance compensation under the 2000 Severance Plan.

Potential Amounts Payable under our Severance Plans. Each of our current named executive officers qualifies as an eligible officer in the applicable officer severance plan in which he participates. Because the amount of severance compensation and benefits payable to our named executive officers under the 2000 Severance Plan and the 2009 Severance Plan could vary depending on a number of factors, including an officer’s length of employment with the Company as of his termination date, upon the Board’s adoption of the 2009 Severance Plan our executive officers were provided an option to choose which severance plan they wanted to participate in. As noted above, Messrs. Ginsberg, Alston and Miller elected to remain as participants in the 2000 Severance Plan, while Messrs. Grahame, Buckly and de Graaf elected to participate in the 2009 Severance Plan.

Each eligible officer is entitled to severance pay based on a formula set forth in the applicable severance plan. Table 1 below sets forth the general severance compensation and benefits to which each named executive officer who was employed on December 31, 2013 would have been entitled had his employment terminated as of December 31, 2013 under circumstances entitling him to severance benefits in a “non-change-in-control” termination. Table 2 below sets forth the potential severance cash compensation and benefits to which each such named executive officer would have been entitled had his employment terminated as of December 31, 2013 in connection with a change-in-control and under circumstances entitling him to severance benefits.

Table 1

	Severance Compensation in a Non-Change-in-Control Termination
Executive Officer(1)	General Severance Compensation ($)	Market Value of Unexercisable Options that Vest ($)(2) (3)	Market Value of Restricted Stock Units that Vest ($)(2) (4)	Health Benefits ($)(5)	Total Non- Change-in-Control Compensation ($)
Errol Ginsberg	2,512,761	N/A	N/A	23,337	2,536,098
Thomas B. Miller	838,708	N/A	N/A	23,337	862,045
Alan Grahame	575,204	41,556	180,098	23,337	820,195
Ronald W. Buckly	568,194	69,701	156,299	23,337	817,531
Raymond de Graaf	502,782	30,894	102,979	16,397	653,052

Table 2

	Severance Compensation if Termination in connection with or following a Change-in-Control
Executive Officer(1)	General Severance Cash Compensation ($)	Market Value of Unexercisable Options that Vest ($)(2) (3)	Market Value of Restricted Stock Units that Vest ($)(2) (4)	Health Benefits ($)(5)	Total Change-in-Control Compensation ($)
Errol Ginsberg	2,512,761	N/A	N/A	23,337	2,536,098
Thomas B. Miller	838,708	N/A	N/A	23,337	862,045
Alan Grahame	719,005	63,323	769,917	23,337	1,575,582
Ronald W. Buckly	710,243	124,370	561,522	23,337	1,419,472
Raymond de Graaf	628,478	43,452	423,191	16,397	1,111,518

(1)	Messrs. Buckly, Grahame and de Graaf have each elected to participate in the 2009 Severance Plan, and their severance compensation is calculated in accordance with the terms of that Plan. In 2009, each of Messrs. Ginsberg and Miller elected to continue his participation in the 2000 Severance Plan, and their potential severance compensation as of December 31, 2013 is calculated in accordance with the terms of that Plan.
(2)	As participants in the 2000 Severance Plan, Mr. Ginsberg is not, and Mr. Miller prior to his March 2014 resignation was not, entitled to acceleration of his equity incentives in connection with the termination of his employment for any reason.
(3)	Represents the market value upon acceleration of stock options held as of December 31, 2013. The market value equals the difference between the closing sales price of a share of Ixia Common Stock of $13.31 on December 31, 2013 as reported on Nasdaq and the option exercise price, multiplied by the number of options for which vesting is accelerated.
(4)	Represents the market value upon acceleration of RSUs held as of December 31, 2013. The market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $13.31 on December 31, 2013 as reported on Nasdaq, multiplied by the number of RSUs for which vesting is accelerated.
(5)	Represents the cost of health care continuation insurance for 18 months.

Tom Miller, the Company’s former Chief Financial Officer, was entitled to receive severance payments and benefits under the 2000 Severance Plan in connection with his resignation from that office in March 2014. Accordingly, upon the termination of Mr. Miller’s employment on June 3, 2014, the Company entered into an employment separation agreement with Mr. Miller pursuant to the 2000 Severance Plan. In that agreement, the Company agreed to (i) pay to Mr. Miller the aggregate sum of $838,908 in monthly installments over a one-year period and (ii) provide Mr. Miller with continued health care insurance coverage for a period of 18 months following the termination of his employment. Our total expense for maintaining Mr. Miller’s health insurance for that period will be approximately $23,337. Benefits under the 2000 Severance Plan do not include the acceleration of the vesting of any equity awards.

Vic Alston, the Company’s former President and Chief Executive Officer, was not entitled to receive severance compensation and benefits under the 2000 Severance Plan in connection with his resignation in October 2013.

Under Section 280G of the Internal Revenue Code (the “Code”), an employer will lose a deduction for tax purposes with respect to an “excess parachute payment” payable upon a change in the employer’s control or ownership and a 20% excise tax will be imposed on the recipient of an excess parachute payment. A parachute payment is generally defined as any payment in the nature of compensation paid to an officer or highly compensated individual which is contingent on a change-in-control or ownership, provided that the aggregate value of all such payments is at least three times the recipient’s base amount (i.e., the recipient’s average taxable compensation for the five years prior to the year in which the change-in-control occurs). An excess parachute payment is generally defined as an amount equal to the excess of any parachute payment over the portion of the base amount allocated to such payment. In the event that an officer’s severance benefits upon termination will exceed three times the officer’s base compensation for purposes of Section 280G of the Code, then the benefits payable to the officer under our Severance Plan will automatically be reduced by the minimum amount necessary to ensure that the benefits do not constitute an excess parachute payment under Section 280G.

Equity Compensation Plan Information

We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees and directors upon the exercise or vesting of stock options and restricted stock units. These plans are:

•	our Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”), which terminated in May 2008,

•	our Second Amended and Restated Ixia 2008 Equity Incentive Plan (the “2008 Plan”), and

•	our 2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”).

All of these plans have been approved by our shareholders.

The following table summarizes information about outstanding stock options, restricted stock units and shares reserved for future issuance as of December 31, 2013 under the Company’s equity incentive plans described above:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
1997 Plan	150,236	(2)	$8.63	0
2008 Plan	6,821,062	(3)	13.61	14,582,941
2010 ESPP	—		—	2,164,035	(4)

Total	6,971,298		$13.50	16,746,976

(1)	The weighted-average exercise price of outstanding options does not take into account outstanding RSUs since they do not have an exercise price.
(2)	All such shares are issuable upon the exercise of outstanding stock options.
(3)	Represents 1,805,968 shares of Ixia Common Stock issuable upon the exercise of outstanding stock options and 5,015,094 shares of Ixia Common Stock issuable upon the vesting of outstanding RSUs.
(4)	On May 1 of each year, the number of shares authorized and reserved for issuance under the 2010 ESPP automatically increases by the lesser of (i) 500,000 shares; (ii) a number of shares equal to 1.0% of the Company’s outstanding shares on the last day of our prior fiscal year; or (iii) an amount determined by the Board. On May 1, 2014, the number of shares authorized and reserved for issuance under the 2010 ESPP was increased by 500,000 shares.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of Ms. Hamilton (Chair) and Messrs. Asscher and Fram, all of whom during their tenure on the Committee were non-employee directors of the Company. No member of the Compensation Committee was at any time during 2013 or at any other time an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company during 2013 requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers serves, or in 2013 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Ixia’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2013. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement for its 2014 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE

Gail Hamilton
Laurent Asscher
Jonathan Fram

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy and practice of our Board to review information concerning “related party transactions” which are transactions between Ixia and related persons in which the aggregate amount exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Related persons include our directors, director nominees and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving the Company, then the Audit Committee and the disinterested members of our Board would review and, if appropriate, approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussions or deliberations involving the transaction at issue. Although the Company’s policy for the review and approval of related party transactions is not in writing, the charter for the Audit Committee provides that one of the Audit Committee’s responsibilities is the review and approval of related party transactions. The Company’s General Counsel from time to time advises the Audit Committee and the Board on the application of the policy.

There were no transactions since the beginning of 2013, and there is no currently proposed transaction, in which Ixia was or is to be a participant in which any related person had or will have a material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who beneficially own more than ten percent of our Common Stock (“ten percent shareholders”) to file initial reports of ownership of our Common Stock and reports of changes in ownership of our Common Stock with the SEC and The Nasdaq Stock Market. These persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such reports (including amendments thereto) furnished to us and on written representations from our executive officers and directors, we believe that all reports required to be filed by our directors, officers and ten percent shareholders in accordance with Section 16(a) were filed on a timely basis during 2013.

PROPOSAL 2 – ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted in July 2010, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Company currently intends to submit the compensation of the Company’s named executive officers to our shareholders for their approval on an annual basis consistent with the advisory vote of our shareholders at their 2011 annual meeting.

We believe that the Company’s compensation philosophy and program as described in this proxy statement are effective in achieving our goals, and that the executive compensation reported in this proxy statement was appropriate and aligned with our 2013 results. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation program for our named executive officers is designed to attract, motivate and retain executive officers, reward them for achieving the Company’s financial and strategic goals, and align the officers’ interests with the interests of our shareholders, while at the same time avoiding the encouragement of excessive risk-taking. We believe that the compensation of our named executive officers as described in this proxy statement is reasonable, competitive and strongly focused on pay for performance principles. The bonus and equity components of our 2013 compensation program emphasize opportunities that appropriately reward our named executive officers for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through these incentive programs, the Company directly aligns the interests of our executive officers with those of our shareholders and with the long-term interests of the Company.

Ixia’s compensation program has been consistent for several years, and 2013 did not represent a significant change from prior years. For 2013, our named executive officers were awarded cash and equity incentive award opportunities based on new and challenging goals approved by the Compensation Committee, as has been the case in other recent years. The program design for 2012 received substantial majority shareholder support at our 2013 annual meeting of shareholders (holders of approximately 92% of the shares voting at the meeting voted to approve it), and the program design was substantially the same for 2013.

For 2013, Ixia established aggressive Company performance goals for purposes of its cash and equity incentive compensation programs, including growth goals that benchmarked near the 75th percentile compared with those in its peer group. For purposes of cash bonuses and performance-based equity incentive grants that were earned in 2013, Ixia adhered to its pre-established goals for those awards. There were no goal re-sets or mid-stream goal modifications, and there were no discretionary awards of bonuses or equity incentives that were not part of our structured compensation program.

A substantial portion of the equity compensation for our named executive officers during 2013 was performance-based and, specifically, was contingent on the Company’s achieving two-year profit goals that were considerably higher than similar goals for the prior year.

The actual cash and equity incentive compensation earned in 2013 was based on the achievement of pre-set goals under our bonus plans and under our performance-based equity grants. For 2013, our named executive officers (other than our former Chief Executive Officer and our former Chief Financial Officer) earned bonuses under our 2013 Senior Officer Bonus Plan that were below target. Due to the Company’s financial performance in 2013, our named executive officers did not earn any bonuses for 2013 under our 2012-2013 Executive Officer Integration Bonus Plan.

The Company’s time-based equity grants during 2013 included options, which provide no reward if our stock price falls following the date of grant. As of each of December 31, 2013 and April 1, 2014, our stock price was below the exercise price of all time-based options granted to our named executive officers in 2013.

Our executive officers are eligible to receive severance compensation and benefits only if their employment is terminated under qualifying circumstances and certain other conditions are fulfilled. Upon our former Chief Executive Officer’s resignation in October 2013, he was not eligible to receive severance compensation or benefits under our severance plans. Upon our former Chief Financial Officer’s resignation from that office in March 2014, he was entitled to receive cash severance compensation and benefits pursuant to the terms of our 2000 Severance Plan. His severance benefits did not include any accelerated vesting of equity incentive awards, and there was no augmentation of the benefit to him beyond the Company’s contractual obligations to him under the 2000 Severance Plan.

The compensation and equity incentive awards provided to our Acting CEO during a time of leadership transition commencing in the fourth quarter of 2013 was market-based and structured to compensate him for taking on additional responsibilities while he serves in that role.

For a more detailed discussion of our compensation philosophy, objectives and programs, we strongly encourage our shareholders to review this proxy statement, and in particular the information contained under “Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it under “Executive Compensation and Other Information.”

The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation Committee. Although the vote is non-binding, our Board and our Compensation Committee value your opinion and will consider the outcome of the vote in making future compensation decisions.

For the reasons set forth above, we are asking our shareholders to vote for the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders of the Company, on an advisory basis, approve the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This Proposal 2 will be approved if the above resolution receives the affirmative vote of a majority of (i) the shares present or represented by proxy at the Annual Meeting and voting on this proposal and (ii) the shares required to constitute a quorum for the Annual Meeting. If you hold your shares through a brokerage firm, bank or other nominee, you must provide voting instructions to your brokerage firm, bank or other nominee in order for your vote on this proposal to be counted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF

APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014, and recommends to the shareholders that they vote to ratify that appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 and has served as the Company’s independent registered public accounting firm since May 30, 2013. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 and, during 2013, served as the Company’s independent registered public accounting firm until May 3, 2013.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth by fee category the aggregate fees for professional services rendered by (i) Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal year ended December 31, 2013 and (ii) PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2012 and for the period from January 1, 2013 through May 2013.

	2013		2012
Fee Category	Deloitte & Touche LLP	PricewaterhouseCoopers LLP	PricewaterhouseCoopers LLP
Audit Fees	$4,927,067	$1,578,300	$957,000
Audit-Related Fees	494,546	—	416,250
Tax Fees	239,749	280,556	237,919
All Other fees	1,500	1,800	1,800

Total fees	$5,662,862	$1,860,656	$1,612,969

Audit Fees consisted of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q and the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. These fees also include fees for services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees for professional services that are reasonably related to the audit or review of the Company’s consolidated financial statements but are not reported under “Audit Fees.” Such fees related primarily to mergers and acquisitions due diligence services in 2013 and 2012.

Tax Fees consisted of fees for professional services rendered for state, federal and international tax compliance, tax advice and tax planning. In 2013 and 2012, these fees were incurred primarily for state, federal and international tax compliance services.

All Other Fees consisted of fees for services other than the services reported above. In each of 2013 and 2012, these fees consisted of fees for accounting research literature.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.

The Audit Committee has periodically reviewed the audit and non-audit services performed for the Company by Deloitte & Touche LLP, and the Audit Committee has considered whether the provision by Deloitte & Touche LLP of non-audit services to the Company was compatible with maintaining the independence of Deloitte & Touche LLP.

Change in the Company’s Independent Registered Public Accounting Firm

On May 3, 2013, PricewaterhouseCoopers LLP notified the Company of its decision to decline to stand for re-appointment as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013. PricewaterhouseCoopers LLP’s appointment terminated upon completion of its review of the Company’s condensed consolidated financial statements as of and for the quarter ended March 31, 2013 and the Company’s filing with the Commission of its related Quarterly Report on Form 10-Q.

The audit reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2012 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2011 and December 31, 2012 and during the subsequent interim period through May 3, 2013, the Company had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on the Company’s financial statements for such periods.

OTHER MATTERS

We currently know of no matters to be submitted at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Ronald W. Buckly
Corporate Secretary

Calabasas, California

June 23, 2014

IXIA
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., CDT, on July 18, 2014.

Vote by Internet
• Go to www.investorvote.com/XXIA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Laurent Asscher	☐	☐	02 - Jonathan Fram	☐	☐	03 - Errol Ginsberg	☐	☐

04 - Gail Hamilton	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3. Ratification of Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01VBXB

IXIA

2014 Annual Meeting of Shareholders

Friday, July 18, 2014, at 9:00 a.m. local time

Homewood Suites by Hilton

28901 Canwood Street

Agoura Hills, California 91301

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IXIA

This Proxy is Solicited on Behalf of the Board of Directors of Ixia

2014 Annual Meeting of Shareholders

Homewood Suites by Hilton, 28901 Canwood Street, Agoura Hills, California 91301

July 18, 2014 at 9:00 a.m. local time

The undersigned shareholder of Ixia, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 23, 2014, and Annual Report on Form 10-K for the year ended December 31, 2013, and hereby appoints Ronald W. Buckly and Brent Novak, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, July 18, 2014, at 9:00 a.m., local time, at the Homewood Suites by Hilton, located at 28901 Canwood Street, Agoura Hills, California 91301, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election as directors of all nominees listed on the reverse side under Proposal 1, FOR Proposals 2 and 3 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.